Exhibit 10.1

Lease

By and Between

PM Realty, LLC

a Nevada limited liability company,

and

Hard Rock Hotel, Inc.,

a Nevada corporation

and

Mr. Chow of Las Vegas, LLC

a Nevada limited liability company

i

LEASE

THIS LEASE (the “Lease”) is entered into as of December 24, 2004, by and between PM Realty, LLC, a Nevada limited liability company (“PM Realty”) and Hard Rock Hotel, Inc., a Nevada corporation (“HRH” and, together with PM Realty, “Landlord”) and Mr. Chow of Las Vegas, LLC, a Nevada limited liability company (“Tenant”):

Recitals

1.                                       HRH owns certain parcels of real property located at the northwest corner of Paradise Road and Harmon Avenue in Las Vegas, Nevada, identified as having Assessor Parcel Numbers 162-22-201-001, 162-22-201-002 and 162-22-201-003 (the “Hotel/Casino Parcel”) consisting of approximately 16.65 acres and upon which the Hard Rock Hotel and Casino (the “Hotel/Casino”) is constructed and operated.

2.                                       PM Realty is affiliated with HRH and is the owner of approximately 23.29 acres of real property located adjacent to the Hotel/Casino Parcel and identified as having Assessor Parcel Numbers 162-21-602-003, 162-21-602-002, 162-22-103-004 and 162-21-504-005 (the “Development Property”).

3.                                       PM Realty, HRH and/or its or their developers intend to develop the Development Property to include new construction of not less than Seven Hundred Fifty Thousand (750,000) square feet of new structures inclusive of five (5) high-rise structures, the Restaurant Building, as defined below, and the New Pool, as defined below.  Three (3) of the high-rise structures shall be developed as condominium units and located generally in the area depicted on Exhibit “B” as “The Condominiums.”  The remaining two (2) high-rise structures shall consist of condominium units which may be utilized for hotel purposes and shall be located generally in the area depicted on Exhibit “B” as “The Hotel Condominiums.”  The proposed development on the Development Property is collectively referred to herein as the “Development”.

4.                                       It is anticipated that the Development shall take place in two phases.  “Phase I Development” shall consist of the construction of: (i) new retail/restaurant space of not less than Twenty-five Thousand (25,000) square feet, which retail/restaurant space is depicted on Exhibit “B” as the “Retail/Restaurant Space”, and

shall include facilities for no less than three (3) restaurants of the type commonly described as “high end” or “destination” restaurants (the “New Restaurants”), each of which shall have price points and standards of service and quality similar to the existing price points and standards of service as exist in the “Simon” and “Nobu” restaurants located in the Hotel/Casino, (ii) meeting spaces, a spa, and a concert facility, located in the Restaurant Building (as defined below); (iii) the Hotel Condominium depicted on Exhibit “B” as the “Phase I Hotel Condominium”; (iv) the Condominium depicted on Exhibit “B” as the “Phase I Condominium”; (v) the New Pool (as defined below); and (vi) all Common Areas necessary to service and provide access to all of the foregoing, including adequate parking facilities.  The building in which the Retail/Restaurant Space are to be located is hereinafter referred to as the “Restaurant Building.”  “Phase II Development” shall consist of the remainder of the new construction and may or may not be built as determined by Landlord in its sole discretion.

5.                                       It is anticipated that all or a portion of the Development Property will be conveyed to a joint venture entity (the “Development Entity”), which such entity shall be owned by Peter Morton or an entity owned by Peter Morton, and other venturers in the Development.

6.                                       Additionally, it is contemplated that a portion of the Development Property will be conveyed either by sale or lease from either PM Realty or the Development Entity to HRH such that HRH will ultimately own and/or manage that portion of the Development Property consisting of the Retail/Restaurant Space to be contain in the Restaurant Building.  As used herein, the term “Hotel Complex” shall collectively refer to the Hotel/Casino Parcel, the Hotel/Casino, and, as portions of the Development and the Development Property are constructed and open for operation, such portions that open for operation.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE I

EXHIBITS

Section 1.1.                                                           Development

Landlord hereby represents and warrants to Tenant that (i) Landlord shall construct the Phase I Development, and (ii) the Phase I Hotel Condominium and the Restaurant Building shall be physically connected to the Hotel/Casino with enclosed passageways.  The criteria for the Phase I Development set forth in this paragraph and in Recital Paragraphs 3 and 4 above, is referred to herein as the “Development Requirements.”

Section 1.2.                                                           Location of Premises

Not later than May 1, 2005, Landlord shall provide Tenant with dimensioned preliminary site plans, elevations and sections concerning the Retail/Restaurant Space (collectively, the “Preliminary Site Plan”) which Preliminary Site Plan shall specify the locations, elevations, footprints and configurations of the New Restaurants.  Tenant shall select, in its sole discretion, which of the New Restaurants shall be utilized by Tenant as the Premises (as defined below).  Tenant shall notify Landlord of Tenant’s election within fifteen (15) days after receipt of the Preliminary Site Plan.  Upon Tenant’s selection of the location of the Premises, such location shall be depicted on a site plan and attached hereto as Exhibit “B-1.”  Landlord shall reasonably cooperate with Tenant’s requests and recommendations regarding the positioning and layout of the Premises in connection with Landlord’s design of the Development.  Without limiting the generality of the foregoing, to the extent Tenant delivers to Landlord any plans or drawings depicting Tenant’s proposed layout of the Premises (the “Tenant’s Preliminary Layout”), including the location of the kitchen, Landlord shall use its best efforts to incorporate Tenant’s Preliminary Layout in Landlord’s Construction Plans (as defined below).  In the event Tenant disapproves of the Preliminary Site Plan, Tenant shall have the right, upon written notice to Landlord delivered within five (5) days from the date Tenant receives the Preliminary Site Plan, to terminate this Lease, in which event this Lease shall terminate on the date such termination notice is delivered by Tenant and the parties shall have no continuing obligations hereunder (and, except as provided below, neither party shall be obligated to pay any termination fees, penalties, or other charges in connection with such termination). Notwithstanding anything to the contrary contained herein, in the event at least one (1) of the New Restaurants depicted on the Preliminary Site Plan does not incorporate all three of the Required Elements, as defined below, and Tenant terminates this Lease in accordance with the foregoing, then Landlord shall, within ten (10) days following the date of Tenant’s termination notice, pay to Tenant a lease termination fee in the amount of Two Hundred Fifty Thousand Dollars ($250,000) for each Required Element that was not incorporated into the Maximum Required Element Space (i.e. for a maximum termination fee pursuant to this paragraph of Seven Hundred Fifty Thousand Dollars ($750,000)).  The parties hereby acknowledge and agree that such lease termination fee is a payment in the nature of liquidated damages and not a penalty, and is fair and reasonable in light of all of the circumstances existing on the date of this Agreement, including the parties’ estimation of the amount of lost opportunity costs to Tenant.  As used herein, the “Maximum Required Element Space” shall mean the one New Restaurant containing the greatest number of the Required Elements.  As used herein, “Required Element(s)” shall mean premises: (i) containing a Store Floor Area of not less than nine thousand (9,000) contiguous square feet, (ii) having a slab-to-slab height of not less than twenty-five (25) feet throughout the premises (provided that if Landlord, despite its best efforts, cannot incorporate Tenant’s Preliminary Layout into the Landlord’s Construction Plans, and the layout as proposed by Landlord requires the installation of ducts or exhausts within the Premises, the twenty-five (25) feet height shall be measured from the slab floor to the lowest point of any such ducts or exhausts), and (iii) having glass windows/doors with unobstructed views of the New Pool, which glass windows/doors shall be approximately fifty (50) feet of linear feet.

Section 1.3.                                                           Premises Development Criteria

Landlord represents and warrants to Tenant that the Premises selected by Tenant pursuant to Section 1.2 above shall be designed so as to (i) have slab-to-slab height of not less than twenty-five (25) feet (provided Landlord shall use its best efforts to provide a slab-to-slab height of thirty (30) feet wherever possible, and provided further that if Landlord, despite its best efforts, cannot incorporate Tenant’s Preliminary Layout into the Landlord’s Construction Plans, and the layout as proposed by Landlord requires the installation of ducts or exhausts within the Premises, the twenty-five (25) feet height shall be measured from the slab floor to the lowest point of any such ducts or exhausts), (ii) have not less than fifty (50) feet of linear frontage on the exterior Common Areas immediately adjoining and with unobstructed views of the New Pool (as defined below),

(iii) visibility from the common areas of the interior of the Hotel Complex, (iv) be located not less than one hundred (100) feet from any restroom facilities (other than restrooms inside of other retail establishments), (v) permit and accommodate the Tenant’s Terrace Area (as defined below) and (vi) comply with the provisions of Section 2.1 below.  The Premises shall have primary entrance from the interior of the Hotel Complex and, if feasible from a security perspective (as determined in Landlord’s reasonable discretion), an independent entrance from the exterior of the Hotel Complex.  The Premises shall, at a minimum, accommodate a primary dining area adequate to provide seating for two hundred (200) people, a bar lounge area adequate to provide seating for fifty (50) people, a private dining facility adequate to provide seating for fifty (50) people, and contain adequate areas for storage, dishwashing, office restrooms, employee lockers/lounge, kitchen, and other “back of the house” and ancillary areas adequate to operate a restaurant consistent with other Mr. Chow restaurants existing as of the date of this Lease.  The development criteria for the New Restaurants and the Premises set forth herein are collectively referred to herein as the “Minimum Premises Development Criteria.”  Subject to the Development Requirements, the Minimum Premises Development Criteria and the Tenant Protections (as defined below), Tenant acknowledges that Landlord shall have the right to determine the nature and extent of the Common Areas of the Development and to make such changes, rearrangements, additions and reductions thereto as Landlord reasonably deems desirable, including, without limitation, the location, relocation, addition and/or elimination of driveway entrances and exits, the direction and flow of traffic, landscaped areas and other facilities of the Common Areas.

Section 1.4.                                                           Modifications to Common Areas

Landlord reserves the right to change or modify the Common Areas (hereinafter defined) of the Hotel Complex or any part thereof, including the size and configuration of the parking areas, the configuration of the entrances, exits and parking aisle alignments, dimensions of hallways, malls and corridors, and the size, shape, location and arrangement of such Common Areas, provided that any such changes or modifications do not (i) materially obstruct Tenant’s (or its employee’s, agents’, customers’, invitees’, suppliers’ and contractors’) right of pedestrian ingress to and egress from the Premises, the Common Areas and the Hotel Complex, (ii) interfere with Tenant’s use of utilities, (iii) adversely affect the visibility of the Premises to and from the Common Areas including but not limited to the pool areas, (iv) adversely affect the view from the Premises and/or the Tenant’s Terrace Area to the new pool area (the “New Pool”) to be developed as part of the Phase I Development, or (v) otherwise materially interfere with Tenant’s operations in the Premises (subclauses (i) through (v) are collectively referred to herein as “Tenant Protections”).  In addition to the Tenant Protections, any modifications to the Common Areas shall not conflict with the provisions of Sections 1.2 and 1.3 above.

ARTICLE II

PREMISES AND TERM

Section 2.1.                                                           Premises

Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, the space selected by Tenant in accordance with the provisions of Article 1 above (hereinafter called the “Premises”).  The Premises shall contain not greater than eleven thousand (11,000) square feet nor less than nine thousand (9,000) square feet.  The actual square footage of the Premises is hereinafter referred to as the “Store Floor Area.” The Store Floor Area shall be measured to the interior face of all party or adjacent tenant walls, to the interior faces of all other walls and to the building line where there is no wall. Tenant shall also have the right to use the balconies and/or portion of the Common Area immediately adjacent to the Premises as designated on Exhibit “B-1” attached hereto for outdoor seating by Tenant’s customers (the “Tenant’s Terrace Area”).  The Tenant’s Terrace Area shall (i) consist of not less than eight hundred (800) square feet and, at a minimum, accommodate a dining area adequate to provide seating for a minimum of fifty (50) people, and (ii) be facing the New Pool and have an unobstructed view to such New Pool.  Tenant shall have the right to place furniture and weather-related equipment, including, but not limited to, heaters, within the Tenant’s Terrace Area as reasonably determined by Tenant; provided that the selection of such furniture and equipment shall be subject to the approval process for the approval of Tenant’s Exterior Plans set forth in Section 3.1 below.  Tenant shall comply with all applicable laws in connection with its use of the Tenant’s Terrace Area.  Tenant shall further have the right, but not the obligation, to construct a mezzanine level within the Premises, and Landlord shall not object to any such proposed mezzanine level depicted on any plans and specifications submitted to Landlord by Tenant, provided that such proposed mezzanine shall comply with all applicable laws and codes. In no event shall the square footage of Tenant’s Terrace Area or any mezzanine level within the Premises be included in determining the Store Floor Area of the Premises.

Section 2.2.                                                           Roof and Walls

Landlord reserves to itself the roof and exterior walls of the Restaurant Building, and all space above the ceiling within the Premises, to accommodate the building’s structural, mechanical and electrical conduit piping, ducting and venting requirements in locations which will not materially interfere with Tenant’s use of the Premises.

Section 2.3.                                                           Lease Term

This Lease shall be in full force and effect from the date of execution hereof save and except that the initial term of this Lease (hereinafter called “Lease Term”) shall not begin to run, and no rent shall be due and payable, until the “Commencement Date,” as defined herein.  The Lease Term shall commence upon the date that Tenant opens for business to the public in the Premises (the “Commencement Date”).  Upon the determination of the Commencement Date, Landlord shall notify Tenant thereof in writing. The Lease Term shall end on the last day of the tenth (10th) Lease Year (hereinafter defined) after the Commencement Date unless sooner terminated as herein provided.

Section 2.4.                                                           Option to Extend Lease Term

Tenant shall have two (2) options (the “Option(s)”) to renew this Lease for an additional term of five (5) years each (the “Renewal Term(s)”).  The terms and conditions of this Lease shall apply with full force and effect during the Renewal Terms as if it were the Lease Term, except there shall be no Option for any further renewal term after the last Renewal Term.  Tenant shall, subject to Article XV of this Lease, exercise said Options by giving written notice thereof to Landlord not earlier than eighteen (18) months, and not later than six (6) months (each an “Option Exercise Period”), prior to the end of the then current term; provided, however, that Tenant shall not have the right to exercise any Option if Tenant is in default beyond all applicable notice and cure periods at the time of such exercise.

Section 2.5.                                                           Lease Year Defined

“Lease Year,” as used herein, means a period of twelve (12) consecutive months during the Lease Term commencing on the Commencement Date and each subsequent anniversary thereof; provided, however, that if the Commencement Date is not the first day of a month, then the first Lease Year shall commence on the Commencement Date and end on the last day of the twelfth full calendar month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month.

ARTICLE III

RESTAURANT DESIGN AND

LANDLORD’S WORK

Section 3.1.                                                           Restaurant Design

Tenant shall, within ninety (90) days from the Construction Plan Approval Date (as defined in Section 3.2(A) below), submit plans and specifications for all structural components of Tenant’s Work to Landlord (the “Tenant’s Structural Plans”).  Landlord shall have a period of ten (10) business days within which to make reasonable comments and changes thereto, which comments and/or changes shall be limited to concerns regarding structural integrity or safety.  If Landlord does not respond to Tenant’s submission of Tenant’s Structural Plans within such ten (10) business day period, then Landlord shall be deemed to have approved the same.  If Landlord responds with comments as described above, then Tenant shall revise the Tenant’s Structural Plans taking into consideration Landlord’s comments and resubmit them to Landlord for approval within thirty (30) days from the date of receipt of such comments.  Landlord shall then have five (5) business days to approve such revised Tenant’s Structural Plans.  If Landlord does not respond to the resubmission of Tenant’s Structural Plans within such five (5) business day period, Landlord shall be deemed to have approved the same.  Tenant shall also, prior to commencement of Tenant’s Work, submit plans for the exterior components of Tenant’s Work (the “Tenant’s Exterior Plans”) to Landlord.  Landlord hereby appoints and authorizes Peter Morton (“Morton”) as Landlord’s sole and exclusive agent to review and approve the Tenant’s Exterior Plans, and Tenant hereby appoints and authorizes Michael Chow (“Chow”) as Tenant’s agent in connection with the Tenant’s Exterior Plans.  Morton and Chow shall personally work together to mutually agree upon the Tenant’s Exterior Plans within thirty (30) days from the date of Tenant’s submittal of

Tenant’s Exterior Plans to Landlord.  If Chow is not personally available to work on the Tenant’s Exterior Plans within such thirty (30) day period, or if Morton and Chow do not, in good faith, mutually agree upon Tenant’s Exterior Plans within such thirty (30) day period, then, the decision of Morton shall control with respect to any remaining items of the Tenant’s Exterior Plans that have not been previously agreed to between Morton and Chow.  If for any reason Morton is not personally available to work on the Tenant’s Exterior Plans within such thirty (30) day period, the Tenant’s Exterior Plans shall be designed by Tenant to be harmonious with the exterior theme of the Restaurant Building, which exterior theme shall be determined in the reasonable discretion of Landlord.  As used herein, “Tenant’s Plans” shall refer collectively to the Tenant’s Structural Plans and Tenant’s Exterior Plans.  Notwithstanding the foregoing, Landlord acknowledges and agrees that all decisions regarding the interior design of the Premises, including, without limitation, all finish materials, color scheme, window treatments, furniture, fixtures and equipment, shall be made by Tenant in Tenant’s sole discretion, and Landlord shall have no approval rights thereto.  Subject to the provisions of Section 24.17 below, Landlord will provide complimentary hotel accommodations at the Hotel Complex for Tenant’s representatives when in Las Vegas to participate in the design approval process.

Section 3.2.                                                           Landlord’s Work

A.                                   Landlord shall, at its sole expense, construct and perform all work being required of Landlord (the “Landlord’s Work”) described in the work letter attached hereto as Exhibit “C”.  The Landlord’s Work shall be performed in accordance with the Construction Plans, as defined below.  On or prior to December 31, 2005, Landlord shall submit to Tenant, for Tenant’s review and approval, a fully detailed and dimensioned scale construction drawings for Landlord’s Work the (“Construction Plans”), which shall be consistent with the approved Preliminary Site Plan and include the following: (a) architectural drawings including plan views of the storefront, floor areas, and reflected ceiling; elevations of the storefront and interiors; sections through the storefront, partitions, and along the longitudinal axis; (b) electrical drawings including circuitry plans, panel schedules, riser diagrams, load calculations, and all calculations and forms required by applicable law; (c) all mechanical drawings, including but not limited to heating, ventilating, and air conditioning design calculations, an equipment schedule and specifications, the design for the air distribution and make up duct work system, smoke exhaust system, exhaust fan(s), plumbing fixtures and piping specifications; and (d) fire sprinkler plans including distribution piping to Landlord’s system stub-in point.  Tenant shall approve or disapprove of the Construction Plans within ten (10) business days following receipt thereof.  If Tenant disapproves of any submittal, the parties shall promptly (but not later than ten (10) business days following Tenant’s disapproval notice) meet in an effort to agree upon the revisions to be made to the submittal, and Landlord shall, within ten (10) business days following such meeting, revise the submittal as agreed upon at such meeting and resubmit the same to Tenant.  The foregoing process shall be repeated until the Construction Plans are approved by Tenant; provided, however, that if Tenant disapproves of three resubmittals by Landlord and the parties are unable to resolve the remaining issues within fifteen (15) days following the date Tenant notifies Landlord of Tenant’s disapproval of such third resubmittal, Tenant shall have the right to terminate this Lease upon written notice to Landlord hereunder and the parties shall have no continuing obligations hereunder (and neither party shall be obligated to pay any termination fees, penalties, or other charges in connection with such termination).  As used herein the date on which Tenant notifies Landlord of Tenant’s final approval of the Construction Plans shall be referred to herein as the “Construction Plan Approval Date.”  Tenant’s approval of the Construction Plans shall not create any responsibility or liability whatsoever on the part of Tenant, including, without limitation, for their completeness, sufficiency, design, workability or compliance with applicable laws.  Upon approval of the Construction Plans by Tenant, Landlord shall commence and thereafter diligently prosecute Landlord’s Work to completion without interruption or delay, in a first-class and good and workerlike manner, using new materials, in compliance with all applicable laws.  Any changes to the approved Construction Plans by Landlord shall be subject to Tenant’s approval.  Landlord, at Landlord’s expense, shall procure all building and other permits and approvals necessary for performing Landlord’s Work.  The date on which Landlord delivers the Premises to Tenant with the Landlord’s Work completed shall be referred to herein as the “Delivery Date.”  Landlord warrants that Landlord’s Work shall be delivered free and clear of liens, encumbrances and violations or conditions which may constitute violations of any law relating to the use, occupancy and construction of the Premises and Restaurant Building.  No later than five (5) days prior to the Delivery Date, Landlord and Tenant, or their representatives, shall inspect Landlord’s Work and to the extent Tenant discovers any deviations or deficiencies, then Tenant may deliver a list (“Punch List”) of such deviations or deficiencies (“Punch List Items”) to Landlord.  The existence of a Punch List shall not postpone the Delivery Date as long as (A) the Punch

List Items are customarily classified as “punch list” items in the construction industry, and (B) neither the failure to complete nor the process of completing any such Punch List Items will delay or interfere with Tenant’s Work or the operation of Tenant’s business in the Premises.  Landlord shall correct or cure the Punch List Items within ten (10) days following Landlord’s receipt of the Punch List, as the case may be, or such longer period as may be reasonably necessary, provided Landlord is proceeding with due diligence to complete the Punch List Items.  Landlord may enter the Premises at any reasonable time to correct or cure the Punch List Items, provided Landlord takes reasonable precautions to avoid interfering with Tenant’s Work or Tenant’s business at the Premises.  If Landlord has not corrected or cured any remaining Punch List Items to Tenant’s reasonable satisfaction within sixty (60) days following Landlord’s receipt of the Punch List, then Tenant may complete the Punch List Items, and offset Tenant’s actual costs so expended, together with interest at twelve percent (12%) per annum, from the date such costs were incurred, against the rent next coming due.

B.            Landlord acknowledges and agrees that Tenant has foregone other opportunities to develop and operate a restaurant in other hotels in Las Vegas based upon Landlord’s timely construction and opening of the Phase I Development.  Subject only to delays caused by Uncontrollable Delays (as defined below), in the event Landlord has not, on or before June 1, 2006, either (i) received all necessary permits to construct the Phase I Development or (ii) has not commenced ground-breaking work on the Phase I Development, then in either such event, Tenant shall have the right, in Tenant’s sole discretion, to terminate this Lease upon written notice delivered to Landlord, in which event Landlord shall, within ten (10) days following the date of Tenant’s termination notice, pay to Tenant a lease termination fee in the amount of Two Hundred Fifty Thousand Dollars ($250,000).  The parties hereby acknowledge and agree that such lease termination fee is a payment in the nature of liquidated damages and not a penalty and is fair and reasonable in light of all of the circumstances existing on the date of this Agreement, including the parties’ estimation of the amount of lost opportunity costs to Tenant.  As used herein, “Uncontrollable Delays” shall mean and be limited to delays caused by acts of God or terrorism.  In the event of an Uncontrollable Delay which actually delays the performance of Landlord’s obligations described in subclauses (i) and (ii) above, the June 1, 2006 date set forth above shall be extended for a period equivalent to the period of such delay.  In the event the plans for, and construction of, the Development permanently ceases (as opposed to being delayed, which shall be governed by the provisions relating to Uncontrollable Delays) solely as a result of an act of God or act of terrorism occurring prior to June 1, 2006, which act is of such magnitude that makes the construction and operation of the Development commercially unfeasible, Landlord shall have the right, upon written notice to Tenant delivered on or prior to June 1, 2006, terminate this Lease, in which event this Lease shall terminate on the date such termination notice is delivered by Landlord and the parties shall have no continuing obligations hereunder (and neither party shall be obligated to pay any termination fees, penalties, or other charges in connection with such termination).  Landlord’s termination right set forth in this paragraph shall automatically become null and void if not timely exercised on or prior to June 1, 2006, and Landlord shall no longer have the right to terminate this Lease pursuant to this paragraph after June 1, 2006.

C.                                     As of the date of this Lease, Landlord estimates that the Restaurant Building shall be completed and open to the public on or before December 31, 2007 (the “Initial RB Scheduled Opening Date”).  The date on which the Restaurant Building actually opens to the public shall be referred to herein as the “RB Opening Date.”  The parties acknowledge and agree that Tenant shall hire and engage employees, staff and consultants, acquire perishable inventory and enter into contractual obligations in reliance upon the RB Opening Date occurring on or prior to the Initial RB Scheduled Opening Date.  In the event that the RB Opening Date does not occur on or prior to the Initial RB Scheduled Opening Date, Landlord shall be responsible for and reimburse Tenant for all out-of-pocket costs and expenses incurred by Tenant by reason of such delay, including but not limited to salaries, benefits, the amount of gratuities which would have reasonably been earned by Tenant’s employees if the Premises were open to the public and which Tenant pays to such employees (the amount of which shall be determined per local market amounts based on other “high end” destination restaurants in Las Vegas), lodging expenses for Tenant’s specialty chefs (Landlord hereby acknowledging that such specialty chefs may be retained by Tenant approximately one year in advance, and that Tenant customarily provides such employees lodging for a period of one year), replacing all perishable inventory not otherwise utilized by Tenant and reimbursement of all contractual obligations which cannot otherwise be utilized by Tenant in the operation of Tenant’s business (collectively, “Out-of-Pocket Costs”).  In the event that the RB Opening Date does not occur on or prior to the sixtieth (60th) day following the Initial RB Scheduled Opening Date, then in addition to, and not in lieu of, the Out-of-Pocket Costs, Landlord shall also pay to Tenant, as liquidated damages attributable to such delay (it being agreed that Tenant’s actual damages attributable to such delay, including lost profits, would be difficult or impossible to ascertain) the amount of Ten Thousand Dollars ($10,000) for each day that the RB Opening Date does not occur from and after the sixtieth (60th) day following the Initial RB Scheduled Opening Date (the “Lost Profits”).  In the event Landlord fails to reimburse Tenant for any out-of-pocket costs, lost profits or other expenses to be reimbursed by Landlord pursuant to this paragraph within thirty (30) days after demand therefor, Tenant may pursue all remedies at law or in equity to recover payment of the same, and Tenant may further, at its election but without any obligation to do so, offset such unreimbursed amounts against all amounts of Percentage Rent payable by Tenant hereunder until applied in full.  In the event that the RB Opening Date does not occur on or prior to December 31, 2008 (the “Outside RB Opening Date”), then Tenant shall have the right to terminate this Lease upon written notice to Landlord at any time after the Outside RB Opening Date, in which case (i) Landlord shall reimburse to Tenant, within fifteen (15) days after invoice therefor, all costs actually incurred by Tenant in preparing to open for business in the Premises, including, without limitation, the Out-of-Pocket Costs, legal fees architectural and space planning fees, costs incurred in negotiating and documenting this Lease, and costs incurred in constructing, equipping, fixturing and furnishing the Premises (collectively, the “Termination Costs”); provided, however, that the Termination Costs shall not include Lost Profits, and (ii) Landlord shall not lease, use or otherwise permit the use of the Premises for a restaurant at any time prior to December 31, 2009.  Landlord may, from time to time, upon no less than forty-five (45) days notice prior to the Initial RB Scheduled Opening Date (or any Revised RB Scheduled Opening Date, as defined below), advise Tenant in writing of any change in the estimated date that the Restaurant Building shall be completed and open to the public (any such revised date shall be referred to herein as the “Revised RB Scheduled Opening Date”).  In the event Landlord delivers written notice of a Revised RB Scheduled Opening Date, Tenant will use reasonable efforts to minimize any Out-of-Pocket Costs and expenses.  In the event Landlord notifies Tenant of a Revised RB Scheduled Opening Date occurring after the Outside RB Opening Date, then Tenant shall have the right, but not the obligation, to terminate this Lease upon written notice to

Landlord delivered within fifteen (15) business days after receipt of Landlord’s notice of such Revised RB Scheduled Opening Date, in which case Tenant shall be entitled to the Termination Costs as set forth above.

D.                                    Landlord shall cause the Delivery Date to occur on or before the date (the “Scheduled Delivery Date”) which is no less than the two hundred tenth (210th) day prior to the earlier of the Initial RB Estimated Opening Date, or any Revised RB Scheduled Opening Date, as applicable.  Landlord shall notify Tenant in writing (the “Landlord’s Pre-Delivery Notice”) not less than sixty (60) days prior to the occurrence of the Delivery Date of the Scheduled Delivery Date so as to permit Tenant to prepare for the commencement of Tenant’s Work.  Tenant estimates that Tenant will open for business in the Premises on or prior to the two hundred tenth (210th) day following the Delivery Date (the “Tenant’s Scheduled Opening Date”).  The date on which Tenant actually opens for business in the Premises shall be referred to herein as the “Tenant’s Opening Date.”  In the event that the Tenant’s Opening Date does not occur on or prior to the Tenant’s Scheduled Opening Date, then Tenant shall pay to Landlord, as a late opening fee, Five Thousand Dollars ($5,000) per day for each of the first three days immediately following the Tenant’s Scheduled Opening Date that Tenant fails to open for business.  In the event that the Tenant’s Opening Date does not occur on or prior to the fourth (4th) day following the Tenant’s Scheduled Opening Date, then Tenant shall pay to Landlord, as a late opening fee, One Thousand Three Hundred Thirty Three Dollars ($1,333) per day from such fourth day to such day that Tenant opens for business.  In the event that the Tenant’s Opening Date does not occur on or prior to the sixtieth (60th) day following the Tenant’s Scheduled Opening Date, then Tenant shall pay to Landlord, as a late opening fee, Five Thousand Dollars ($5,000) per day from such sixty-first (61st) day to such day that Tenant opens for business.  Tenant’s failure to open for business at the Premises on or prior to the ninetieth (90th) day following the Tenant’s Scheduled Opening Date shall not be a default hereunder.  In the event that the Tenant’s Opening Date does not occur on or prior to the ninetieth (90th) day following the Tenant’s Scheduled Opening Date, then Landlord may declare a default by Tenant hereunder and seek all remedies provided herein.  The foregoing time periods set forth in this paragraph shall be extended for a period equivalent to any period of delay resulting from an Uncontrollable Delay.

E.                                      All work designated as Tenant’s Work in Exhibit “C” attached hereto (the “Tenant’s Work”) shall be performed by Tenant.  Tenant’s Work shall be performed by Tenant at its sole cost and expense; provided, however, that Landlord shall contribute the sum (“Construction Allowance”) of up to Five Million Dollars ($5,000,000.00) as set forth below.  The Construction Allowance may be utilized by Tenant for all aspects of constructing, improving and developing the Premises, and in connection with items needed to open for business at the Premises (collectively, “Permitted Expenses”), including, without limitation, expenses related to walls, floors, ceilings, lighting, ducting, venting, mechanical, engineering and plumbing systems, HVAC systems, furniture, fixtures, and equipment, including kitchen and service area equipment, point of sale registers and computers, walk-in coolers, small appliances, tabletop items (inclusive of china, tableware and glasses), menus, uniforms, barware and other items necessary to initially open and operate Tenant’s business from the Premises, exclusive of perishable inventory and items bearing the permanent Trade Name of Tenant (provided that Tenant shall be entitled to utilize the Construction Allowance in connection with its signage for the Premises).  Tenant shall be entitled to utilize up to Three Hundred Fifty Thousand Dollars ($350,000.00) of the Construction Allowance for pre-opening expenses typically incurred in connection with a restaurant of the size and nature of Tenant’s restaurant to be operated in the Premises, which shall include, without limitation, pre-opening salaries, employee benefits and training.  The Construction Allowance shall be made available to Tenant from and after Tenant’s approval of the Preliminary Site Plan to utilize for such pre-opening expenses and deposits and any other Permitted Expenses.  Tenant shall, from time to time (but not more than once during any fifteen (15) day period), deliver to Landlord an invoice for Permitted Expenses incurred by Tenant.  Landlord shall, within fifteen (15) days from the delivery of each such invoice, deliver a check(s) to Tenant made payable to Tenant in an amount of each such invoice.

Section 3.4.                                                           Obligations During Design and Construction

Each party shall cooperate with the other party by fully participating, at no charge, in the design and development process relating to the Premises.

Section 3.5.                                                           Tenant’s Personal Property

All trade fixtures, decorations, signs and apparatus (as distinguished from leasehold improvements) owned by Tenant and installed in the Premises (“Tenant

Personal Property”) other than Tenant Personal Property purchased with the Construction Allowance shall remain the property of Tenant and shall be removable at any time, including upon the expiration or sooner termination of this Lease; provided Tenant shall not at such time be in default of any terms or covenants of this Lease; and provided further that Tenant shall promptly repair any damage to the Premises caused by the removal of any Tenant Personal Property.  Any Tenant Personal Property not removed from the Premises by Tenant upon the expiration or within fifteen (15) days after any sooner termination of this Lease may be construed by Landlord as abandoned by Tenant. Upon the expiration or earlier termination of this Lease, Landlord and Tenant shall, in good faith, coordinate the removal of Tenant’s Personal Property from the Premises to avoid unreasonably interfering with the operations of Landlord or other tenants in the Hotel/Casino and other tenants and occupants of the Development.  Tenant shall have the right, without Landlord’s consent, to finance any Tenant Personal Property and to grant security interests therein to secure such financing. Upon request, Landlord shall subordinate any Landlord’s lien on any Tenant Personal Property to any such security interest, and Landlord agrees, upon request, to confirm such subordination in writing in a commercially reasonable form requested by Tenant and/or Tenant’s lender, within twenty (20) days after Landlord’s receipt of such form.

ARTICLE IV

RENT

Section 4.1.                                                           Rent

Landlord acknowledges that there shall be no minimum base rent payable by Tenant under this Lease.  Tenant covenants and agrees to pay to Landlord, without notice or demand, at Landlord’s address for notice (Landlord’s and Tenant’s notice addresses being the addresses specified in Section  24.7  hereof), as rent for the Premises the amount equal to six percent (6%) of “Gross Sales” as defined herein during each month of the Lease Term payable in the manner, and under the terms, set forth in Section 4.2 of this Lease  (hereinafter called “Percentage Rent”).

Section 4.2.                                                           Payment of Percentage Rent

On or before the fifteenth (15th) day of each calendar month during the Term (including the calendar month next succeeding the last month of the Term), Tenant shall deliver to Landlord a written statement signed by Tenant or an officer of Tenant as being true and correct, setting forth the amount of Tenant’s Gross Sales during the immediately preceding calendar month, and on the same date Tenant shall pay Landlord the Percentage Rent for the immediately preceding calendar month.  Within ninety (90) days after the end of each calendar year during the Term (except for the calendar year in which this Lease terminates), Tenant shall deliver to Landlord a written statement, signed and certified by Tenant or an officer of Tenant to be true and correct, setting forth the amount of Tenant’s Gross Sales made during the immediately preceding year (the “Yearly Reconciliation”).  Within ninety (90) days after the termination of the Lease, Tenant shall deliver to Landlord a written statement, signed and certified by Tenant or an officer of Tenant to be true and correct, setting forth the amount of Tenant’s Gross Sales made during the final year, or part thereof, of the Lease (the “Final Reconciliation”).  The authorized exclusions from Percentage Rent shall be reconciled and the computation of payment of the actual Percentage Rent due hereunder shall be made on an annual basis for each preceding year.  If the Yearly Reconciliation or Final Reconciliation shows that additional Percentage Rent is due to Landlord, Tenant shall pay that amount to Landlord within thirty (30) days of the date of the Yearly Reconciliation or Final Reconciliation.  If the Yearly Reconciliation or Final Reconciliation shows that a credit is due to Tenant, Tenant shall receive a credit for that amount against the next accruing payments of rent hereunder.  If any credit due to Tenant exists at the expiration or termination of this Lease, the amount of such credit shall be paid in cash by Landlord to Tenant within three (3) days following such expiration or termination.  Landlord’s obligation to refund any such credit to Tenant shall survive the expiration or termination of this Lease.

Section 4.3.                                                           Miscellaneous Rent Provisions

The parties acknowledge and agree that (i) the Percentage Rent payable by Tenant hereunder is inclusive of all real and personal property taxes; common area operating and maintenance costs; common area and general insurance premiums for the Hotel Complex, or any portion thereof; all marketing, promotional and advertising fees or charges payable by tenants or occupants of the Hotel Complex; all parking fees or charges for guests and employees of Tenant; and all other charges or fees typically payable by tenants or occupants of the Hotel Complex, and (ii) except for Tenant’s obligation to pay for its utilities, maintenance and insurance as set forth in Sections 7.1,

9.2, and 11.2, respectively, Tenant shall not be obligated to pay any other fees, rents or charges to Landlord in connection with this Lease and Tenant’s occupancy of the Premises.  Any installment of Percentage Rent or rents to be paid by Tenant which is not paid by the tenth (10th) day after the date when due shall bear interest as of the first day of the month on which any sum is due and owing at the rate of twelve percent (12%) per annum until paid.

Section 4.4.                                                           Gross Sales Defined

As used in this Lease, “Gross Sales” shall mean all receipts or revenues of Tenant at the Premises from all sources of any kind (subject to the limitations set forth in this Agreement), including, without limitation, the sale of food, beverage, and merchandise computed on an accrual basis in accordance with GAAP (except as expressly provided herein).  Notwithstanding the foregoing, Gross Sales shall not include: (i) the amount of any city, county, state or federal sales, use, gross receipts, casino entertainment, luxury or excise tax imposed by any governmental authority upon the sale of merchandise or services or both, collected from customers from receipts which are included in Gross Sales or otherwise paid by Tenant, (ii) charges of credit card companies with respect to all receipts which are included in Gross Sales, (iii) gratuities paid to the staff (or paid to the Tenant and paid by the Tenant to the staff) by patrons with respect to functions which generate Gross Sales, (iv) amounts collected by Tenant from patrons for the account of, and for direct payment to, unrelated third parties providing services specifically for a patron’s function which generate Gross Sales, such as flowers, music and entertainment, (v) proceeds paid as a result of an insurable loss (unless paid for the loss or interruption of business and representing payment for damage for loss of income and profits of those restaurant operations which are intended to generate Gross Sales), (vi) proceeds of condemnation and eminent domain awards, (vii) the exchange of merchandise between stores of Tenant and its affiliates when such exchanges are made solely for the operation of Tenant’s business and properly accounted for to Landlord, (viii) sums or credit received by Tenant in settlement of any claims for loss of or damage to merchandise, (ix) merchandise returned for credit to shippers, jobbers, wholesalers or manufacturers, (x) any amount collectible by Tenant on behalf of any charity, club or similar organization which Tenant pays over to such charity, club or similar organization, provided that it is understood that Tenant must have the approval of Landlord to host charity functions where food and beverage is provided on a complimentary basis, (xi) merchandise returned in the amount of cash refunded, credit given, or discounts and allowance granted or exchanges made, provided that the sale price of such items was originally included in Gross Sales, (xii) revenue from sale of trade fixtures after use in the Premises, (xiii) revenue from vending machines for Tenant’s employee use only, (xiv) revenue from sales to employees of Tenant at an employee discount, not to exceed three percent (3%) of Gross Sales for any calendar year, (xv) redemptions of gift certificates (provided the revenues from the sale of any such gift certificates at the Premises were included in Gross Sales), (xvi) intentionally omitted, (xvii) uncollected accounts and bad debts, not to exceed one percent (1%) of Gross Sales for any calendar year, (xviii) reimbursement for expenses incurred in assisting other restaurants operated by affiliates of Tenant in providing off-property catering services where such affiliates are the originators of such catering services and are primarily responsible for the performance of all functions related thereto, (xix) any discounted payments from Landlord to Tenant in connection with Complimentaries, as described in Section 8.5(C) below, and (xx) any other items specifically excluded from the computation of Gross Sales per the terms of this Lease.

Section 4.5.                                                           Real Estate Taxes

Landlord shall pay or cause to be paid all Real Estate Taxes (as hereinafter defined) assessed or imposed upon the Hotel Complex, or any portion thereof, in addition to all Personal Property Taxes (as hereinafter defined), that become due or payable during the Lease Term.  As used herein, the term Real Estate Taxes shall mean and include all real estate taxes, public and governmental charges and assessments, including all extraordinary or special assessments, or assessments against any of Landlord’s personal property now or hereafter located in the Hotel Complex, all costs, expenses and attorney’s fees incurred by Landlord in contesting or negotiating with public authorities (Landlord having the sole authority to conduct such a contest or enter into such negotiations) as to any of the same.  As used herein, “Personal Property Taxes” shall mean and include all taxes or assessments levied, assessed or imposed by any governmental authority upon or against the Premises, the use or occupancy of the Premises, the rents payable by Tenant to Landlord, or otherwise with respect to the landlord-tenant relationship hereunder, including, without limitation, taxes and assessments on the machinery, equipment, inventory or other personal property or assets purchased or leased by Tenant with a portion of the Construction Allowance in connection with the Premises; provided, however, that Personal Property Taxes shall not include taxes and assessments on machinery, equipment, inventory or other personal property or assets purchased by Tenant without any contribution to the purchase price thereof from the Construction Allowance (the “Excluded Personal Property Taxes”).  Tenant shall pay, as and when due, the Excluded Personal Property Taxes.

Section 4.6.                                                           Additional Rent

All amounts required or provided to be paid by Tenant to Landlord under this Lease other than Percentage Rent shall be deemed additional rent, and Percentage Rent and additional rent shall in all events be deemed rent.

ARTICLE V

PARKING AND COMMON AREAS AND FACILITIES

Section 5.1.                                                           Common Areas

All parking areas, access roads and facilities furnished, made available or maintained by Landlord in or near the Hotel Complex,  including employee parking areas, truck ways, driveways, loading docks and areas, delivery areas, multi-story parking facilities, package pickup stations, elevators, escalators, pedestrian sidewalks, malls, including the enclosed mall, courts and ramps, landscaped areas, retaining walls, stairways, Monorail, first-aid and comfort stations, lighting facilities, sanitary systems, utility lines, water filtration and treatment facilities, those areas within and adjacent to the Hotel Complex for ingress and egress to and from the Hotel Complex,  which from time to time may be provided by Landlord or others for the convenience, use or benefit of the tenants of the Hotel Complex, Landlord, the occupants and visitors of the Hotel Complex and their respective concessionaires, agents, employees, customers, invitees and licensees, those areas, if any, upon which temporary or permanent off-site utility systems or parking facilities serving the Hotel Complex, may from time to time be located and other areas and improvements provided by Landlord for the general use in common of tenants and their customers in the Hotel Complex  (all herein called “Common Areas”) shall, subject to the Tenant Protections, at all times be subject to the exclusive control and management of Landlord and Landlord shall have the right, from time to time, to establish, modify and enforce reasonable rules, regulations and requirements with respect to all Common Areas.  Tenant agrees to comply with, and to cause its employees and contractors to comply with, all such rules, regulations and requirements set forth by

Landlord, provided Landlord agrees to apply all such rules, regulations and requirements on a reasonable, uniform basis and in good faith.

Subject to the Tenant Protections, Landlord shall have the right from time to time to: change or modify and add to or subtract from the sizes, locations, shapes and arrangements of parking areas, entrances, exits, parking aisle alignments and other Common Areas; designate parking areas for Landlord, its employees and tenants, restrict parking by Tenant and Tenant’s employees to designated areas; construct surface, sub-surface or elevated parking areas and facilities; establish and from time to time change the level or grade of parking surfaces; add to or subtract from the buildings in the Hotel Complex; eliminate such access as may, from time to time, be available to the Hotel Complex;  and do and perform such other acts in and to said Common Areas as Landlord in its reasonable discretion, uniformly applied, deems advisable for the use thereof by tenants and their customers.  Notwithstanding the foregoing, if Landlord institutes a charge or fee to users of any parking areas or facilities of the Hotel Complex, such charge or fee shall not be applicable to Tenant, its employees or agents nor, subject to appropriate validation, Tenant’s customers.

Section 5.2                                                              Use of Common Areas

Tenant and its business invitees, employees and customers shall have the nonexclusive right, in common with Landlord, and all others to whom Landlord has granted or may hereafter grant rights, to use the Common Areas for ingress, egress and parking subject to such reasonable regulations as Landlord or such other person may from time to time impose and the rights of Landlord set forth above.  Tenant and Tenant’s customers shall also have a non-exclusive right to walk through the Hotel Complex in order to gain ingress to and egress from the Premises.  Tenant shall abide by all reasonable rules and regulations established by Landlord as described above, and cause its officers, employees, and agents to abide thereby.  Landlord may at any time close temporarily any Common Areas to make repairs or changes, prevent the acquisition of public rights therein, discourage non-customer parking, or for other reasonable purposes (provided, however, that in connection therewith, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use of the Premises or with access to or visibility of the Premises from the Common Areas adjacent to the Premises).  Upon Landlord’s request, Tenant shall furnish Landlord with license numbers and descriptions of cars used by Tenant’s employees of the Premises.  Tenant shall not unreasonably interfere with Landlord’s or other permitted users’ rights to use any part of the Common Areas.

ARTICLE VI

COST AND MAINTENANCE OF COMMON AREAS

Landlord will, at its sole cost and expense, operate, manage, maintain, replace and repair or cause to be operated, managed, maintained, replaced or repaired, the Common Areas of the Hotel Complex, including, but not limited to, all parking facilities, in first-class condition throughout the Term and any extensions thereof.  Tenant shall have no obligation whatsoever to pay any portion of such costs.

ARTICLE VII

UTILITIES AND SERVICES

Section 7.1.                                                           Utilities

Landlord shall, as part of Landlord’s Work, provide utility lines for water, gas, telephone, electricity, and sewer stubbed to the Premises in locations designated by Tenant.  Landlord shall, at Landlord’s expense, provide and install separate meters or submeters for all such utilities (provided that if the applicable utility company does not permit the installation of separate meters or submeters to the Premises, then (i) Landlord shall provide such utility services, and (ii) Tenant shall pay to Landlord, within thirty (30) days after written invoice therefor, Tenant’s equitable share of the cost of such services as reasonably determined by Landlord based on Tenant’s actual usage thereof, provided that Landlord shall not charge Tenant at a rate in excess of the rate the service providers charge Landlord).  Landlord shall, as part of Landlord’s Work, pay for all connection fees (including user connection fees), impact fees, set up fees, and other similar fees and assessments in connection with the provision of all such utilities to the Premises.  Tenant shall directly contract with and promptly pay all charges for the use by Tenant of water, gas, telephone, electricity, and sewer at the Premises.  In the event (i) Tenant fails to pay when due charges for Tenant’s use of water, gas, telephone, electricity or sewer at the Premises, (ii) Landlord has the ability to pay the same on Tenant’s behalf, and (iii) Landlord pays such charges on Tenant’s behalf, then Tenant shall, as additional rent, reimburse Landlord for such charges actually paid by Landlord within thirty (30) days after invoice and evidence of such payment is submitted to Tenant from Landlord.

Section 7.2.                                                           Air Conditioning of Premises

Landlord, at Landlord’s cost, shall provide Tenant with heating and air conditioning for the Premises during the customary periods of the year and during normal business hours when, and to the same extent, as furnished to other portions of the Hotel Complex.

Section 7.3.                                                           Interruption of Service

Except to the extent caused by Landlord’s negligence or intentional misconduct, Landlord shall not be liable to Tenant in damages or otherwise if any utilities, whether or not furnished by Landlord hereunder, are interrupted or terminated because of repair, installation or improvements, or any cause beyond Landlord’s reasonable control, nor shall any such termination relieve Tenant of any of its obligations under this Lease.

ARTICLE VIII

CONDUCT OF BUSINESS BY TENANT

Section 8.1.                                                           Use of Premises

The Premises shall be occupied and used by Tenant solely for the purpose of conducting thereon the operation of a fine dining restaurant, together with a related bar and/or cocktail lounge, with standards of service and food that are consistent with the standards currently existing at the existing Mr. Chow restaurant in Los Angeles, subject to such variations as may be required due to market conditions, availability of product and desire of clientele (the “Permitted Use”).  The Permitted Use shall also include the preparation and sale of food for carry out, delivery and offsite catering, as well as the retail sale of merchandise bearing the logo of or related to the business operated by Tenant in the Premises.  Tenant shall also have the right, but not the obligation, to have, from time to time, live entertainment and/or dancing at the Premises in connection with the Permitted Use, including such entertainment and dancing in connection with special events for customers and guests of Tenant; provided that the noise from such activities do not unreasonably disturb other tenants and guests of the Hotel Complex outside of the Premises.  Tenant shall, at Tenant’s sole discretion, determine the food and beverage items to be offered in the Premises, which shall not conflict with the exclusive use rights set forth on Exhibit “D” attached hereto.  Except as set forth in Exhibit “D”, Landlord represents and warrants that as of the date of this Lease, the Landlord has not entered into any agreement with any other tenant or other occupant of the Hotel Complex which would in any way conflict with, or detrimentally affect, the Tenant’s use of the Premises for the Permitted Use.  Tenant shall not conduct gaming activities at the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

Except for the Nobu restaurant existing as of the date of this Lease, Landlord agrees that throughout the Term hereof, as such Term may be extended, Landlord will not lease, sublease or otherwise operate or contract for, by conveyance or otherwise, any space in the Hotel Complex as and for any restaurant serving primarily Asian cuisine.  This covenant may not be waived without Tenant’s express written consent.  Anything in this Lease to the contrary notwithstanding, Tenant may enforce this covenant by injunctive and/or other equitable relief, and, in addition, may seek damages, at law or in equity, arising from a violation thereof.

Section 8.2.                                                           Conduct of Business

Tenant’s business at the Premises shall be conducted under the name “Mr. Chow,” or such other name as may be mutually agreed to in writing by Landlord and Tenant (the “Trade Name”).  Landlord acknowledges Tenant’s proprietary rights in and to the trademarks, service marks, tradenames and other intellectual property rights of Tenant’s Trade Name and logo.  In that regard, Tenant shall have the right to prohibit any advertising, promotion or display by Landlord utilizing Tenant’s Trade Name or logo which, in Tenant’s sole opinion, impairs or would tend to impair the reputation of Tenant or its affiliates.  Prior to utilizing Tenant’s Trade Name or logo on any advertising by Landlord, Landlord shall submit to Tenant for written approval a tangible specimen of advertising material proposed to be utilized by Landlord.  Tenant shall either approve or disapprove such usage within twenty (20) days of such submission.  Tenant’s failure to disapprove within such twenty (20) day period shall be deemed approval.  The rights granted to Landlord pursuant to this Section 8.2 shall terminate upon the expiration of the Lease Term or the earlier termination for breach of this Lease or Tenant’s cessation of the use of the Trade Name or termination of Tenant’s right to use the Trade Name.  Tenant represents and warrants to Landlord that Tenant has the legal right to use the

Trade Name, and Tenant shall indemnify and hold Landlord harmless from and against any claims, losses or damages incurred by Landlord to the extent arising from a breach of such representation and warranty.

Subject to the provisions of this Section 8.2, Tenant’s restaurant at the Premises shall be and remain open for dinner nightly from 6:00 p.m. through 11:00 p.m. (Tenant hereby agreeing to accept last orders up to 11:00 p.m.).  The parties acknowledge and agree that the foregoing hours of operation are minimum hours, and Tenant shall have the right, but not the obligation, to open for longer hours on any day or days as determined in Tenant’s sole discretion, including opening for breakfast and/or lunch.  Tenant shall further have the right to close on not more than two (2) days per calendar year for any reason, or no reason, as Tenant may elect in its sole discretion; provided, however, that (i) such two (2) day limitation shall not apply to any period of closure resulting from casualty, eminent domain, temporary closures for repairs or alterations, and such other reasons beyond the reasonable control of Tenant, (ii) Tenant shall provide Landlord with no less than sixty (60) days’ prior notice of any such closure, and (iii) Tenant shall not close on the following days: New Year’s Eve, Super Bowl weekend, the NCAA Final Four weekend, or any national or state three-day weekend (i.e. Labor Day, Memorial Day, etc.).

Section 8.3.                                                           Operation by Tenant

A.                                   Subject to Section 8.4 below, Tenant covenants and agrees that it will: not place or maintain any vending machines in any vestibule or entry of the Premises or outside the Premises, not permit any gaming or gaming devices in the Premises without the prior written consent of Landlord (which consent may be withheld in Landlord’s sole discretion); dispose of garbage, trash, rubbish and other refuse in containers provided outside the Premises by Landlord and remove the same regularly, as needed; keep all mechanical equipment within the Premises free of unreasonable vibration and noise and in good working order and condition; not commit or permit waste or a nuisance upon the Premises; not permit or cause objectionable odors to emanate or be dispelled from the Premises (provided that normal restaurant odors shall not be deemed a violation of the foregoing); not distribute advertising matter in or upon any Common Areas; not permit the loading or unloading or the parking or standing of delivery vehicles outside any area designated therefor; comply with all laws, recommendations, ordinances, rules and regulations of governmental authorities and agencies with respect to the specific use or occupancy of the Premises by Tenant, including but not limited to the Occupational Safety and Health Act and the Americans with Disabilities Act of 1990 (provided that Landlord shall, at Landlord’s expense, be responsible for complying with all laws of general applicability, without regard to Tenant’s specific use); and not permit any noxious, toxic or corrosive fuel or gas on the Premises.

B.                                     Tenant acknowledges that Landlord’s security department and security officers are not responsible for providing security services in the Premises and that all such responsibility is the obligation of Tenant.  Tenant shall exercise its reasonable business judgment as to whether it shall employ its own security personnel.  In no event shall Landlord be liable to Tenant or any third-party for the security department’s failure to respond to a request for aid or assistance by Tenant.

Section 8.4.                                                           Vending Machines

Tenant shall not, without Landlord’s prior written approval, operate or permit to be operated on the Premises any coin or token operated vending machines or similar device for the sale or leasing to the public of any goods, wares, merchandise, food, beverages, and/or service including, without limitation, pay lockers, pay toilets, scales and amusement devices; provided, that Tenant shall have the right (i) to operate not more than two (2) public pay phones on the Premises, and (ii) to operate such vending machines in the employee-only areas of the Premises.

Section 8.5.                                                           Guest Relations

A.                                   Tenant acknowledges that the Hotel Complex is a first class hotel and that the maintenance of Landlord’s and the Hotel Complex’s reputation and the goodwill of all of Landlord’s guests and invitees is absolutely essential to Landlord and that any impairment thereof whatsoever will cause great damage to Landlord.  Tenant therefore shall operate the Premises in accordance with the standards of honesty, integrity, quality and courtesy so as to maintain the reputation and goodwill of Landlord and the Hotel Complex.

B.                                     Tenant shall permit guests of the Hotel/Casino and the Hotel/Condominium to charge purchases from Tenant to their room account.  Tenant shall be solely responsible for ascertaining that any persons purporting to be guests of the Hotel/Casino or the Hotel/Condominium are in fact guests.  Tenant shall adhere to any and all procedures established by Landlord for authorizing guest room charges.  Landlord shall collect any charges by Tenant’s customers to their hotel rooms. Tenant agrees to comply with all rules and regulations that Landlord may, in its reasonable discretion, adopt from time to time to facilitate charges to rooms and/or to minimize uncollected charges.  Tenant shall use Landlord’s point of sale cash register or another compatible register, as the parties may mutually agree, to record all guest charges.  If Tenant follows all procedures established by Landlord for processing room charges (to the extent such procedures, and all changes thereto, have been provided to Tenant in writing) then Landlord shall assume the risk of non-payment by hotel guests.  If Tenant fails to follow Landlord’s procedures, then Tenant shall assume the risk of nonpayment with regard to the charges by the hotel guests for whom such procedures were not followed.

(i)                                     Landlord shall cause to be prepared and delivered to Tenant a weekly accounting of all charges to Hotel/Casino and the Hotel/Condominium guest accounts by Tenant’s customers. Landlord shall pay to Tenant all charges to such guest accounts on the second (2nd) business day after each such weekly accounting (except for such charges that cannot be reconciled until such date that the guest checks out, in which case Landlord shall include such charges in the weekly accounting immediately following the date on which such guest checks out).  Landlord shall provide a weekly reconciliation of payments made under this paragraph, and Landlord and Tenant shall make any necessary adjustment payments due in connection with such reconciliation.  If any customer account was paid to Landlord by credit card, Landlord shall deduct from the amounts due to Tenant such charges as the credit card company may assess against, or with respect to, the account.

(ii)                                  Subject to the provisions of this Section 8.5(B), Landlord agrees to assume the risk of non-payment by Hotel/Casino and the Hotel/Condominium guests and to pay Tenant the full amount charged by such guests to their room accounts (less any deductions credit card companies assess against or with respect to the accounts).  If a Hotel/Casino or Hotel/Condominium guest charges purchases from Tenant to its room account and thereafter pays any portion of its bill but refuses to pay all or any portion of the charges of Tenant, then Landlord shall assume the risk of non-payment and pay Tenant the full amount charged by such guest to the room account.  Tenant agrees to use its reasonable efforts to address any concerns or complaints raised by Hotel/Casino and the Hotel/Condominium guests which such guests may use as justification of a proposed non-payment of a charge by such guest at the Premises.  If Landlord, in its reasonable discretion, determines an excessive number of Hotel/Casino and the Hotel/Condominium guests are refusing to pay the portion of the bill attributable to charges of Tenant, then Landlord may, upon ten (10) days’ prior written notice, advise Tenant that Tenant shall no longer permit Hotel/Casino and the Hotel/Condominium guests to charge purchases from Tenant to their room accounts unless Landlord and Tenant thereafter establish additional procedures and restrictions concerning processing and accepting room charges.

(iii)                               In the event Landlord wrongfully fails to remit any funds due to Tenant pursuant to this section 8.5, then Tenant shall have the right to offset any amount owed to Tenant against the next rent(s) becoming due to Landlord, provided that Tenant shall first have provided Landlord with ten (10) days’ prior written demand in which to cure the delinquency.  Landlord acknowledges that the amount of Hotel/Casino and the Hotel/Condominium guest charges may be significant and the failure to remit the same to Tenant may cause significant damages to Tenant.  In light of the significant amounts which may be due to Tenant pursuant to the provisions of this Section 8.5, Tenant shall have the right to bring legal action against Landlord if Landlord fails to remit any funds due hereunder.  In such action, Tenant shall have the right to seek recovery of all amounts due, including reasonable attorneys’ fees, together with interest thereon at the rate that would have been charged to Tenant if Tenant were delinquent in paying amounts due under this Lease, and Tenant shall further have the right to seek recovery of all damages arising from Landlord’s failure to timely remit such funds to Tenant, including all consequential and additional damages.  In the event Tenant, in its reasonable discretion, determines that Landlord is refusing to pay charges payable to Tenant pursuant to the provisions hereof, then Tenant may, upon ten (10) days’ prior written notice to Landlord, advise Landlord that Tenant shall no longer permit Hotel/Casino and the Hotel/Condominium guests to charge purchases from Tenant to their accounts.

C.                                     Landlord may desire to provide designated persons with complimentary food and beverages (“Complimentaries”) at the Premises.  From time to time Landlord and Tenant shall develop procedures for authorization of Complimentaries and for reimbursement by Landlord of ninety percent (90%) of the full retail cost thereof.  Any discounted payments to Tenant pursuant to the foregoing sentence shall not be included in the computation of Gross Sales.  Landlord may, in its sole discretion, provide Complimentaries to a guest of the Hotel/Casino or the Hotel/Condominium upon such guest’s checking out of the Hotel/Casino or the Hotel/Condominium, as applicable, for meals already charged to such guest’s room account.  Landlord shall pay one hundred percent (100%) of all taxes applicable to such Complimentaries. The initial procedures for authorization of Complimentaries and for reimbursement by Landlord shall be as follows:  Landlord shall designate persons who are entitled to receive Complimentaries either by (a) giving Tenant reasonable advance notice of the person’s visit to the Premises (which notice shall be given by employees authorized to do so in writing by Landlord and shall set forth any limitations on Complimentaries to such person), or (b) with regard to room charges, by giving Tenant written notice after the guest’s visit, in which event Landlord and Tenant shall make the appropriate adjustment to any room charge made by such person.  Tenant shall cause to be prepared and delivered to Landlord a weekly accounting of Complimentaries.  Upon request, Tenant shall supply Landlord with such information as may be necessary to calculate these amounts.  Landlord shall pay to Tenant any amount required under this Section on or before the fifth (5th) business day after Landlord’s receipt of weekly accounting records.

D.                                    Landlord acknowledges Tenant may desire to provide complimentary food or beverages or both to selected patrons.  Tenant may provide such complimentary food or beverages provided Tenant shall provide a sales receipt or sales record in the same manner as any other charges at the Premises in order to keep a record of the complimentary services provided by Tenant.  In no event may such complimentary services exceed two percent (2%) of Gross Sales per year.  Such complimentary services, as limited herein, shall not be included in computation of Gross Sales.  Tenant shall keep sales records of such meals and beverage service in the same manner as other sales and shall, on a monthly basis, provide records of such complimentary services to Landlord.  Such sales of food and beverages shall not be included in the computation of Gross Sales.

Section 8.6.                                                           Storage

Tenant shall store in the Premises only merchandise which Tenant intends to sell at, in or from the Premises, within a reasonable time after receipt thereof.

Section 8.7.                                                           Painting, Decorating, Displays, Alterations

Tenant will not paint, decorate or change the architectural treatment of any part of the exterior of the Premises nor make any structural alterations, additions or changes in the Premises without Landlord’s written approval thereto, which approval shall not be unreasonably withheld, conditioned or delayed.

Tenant will install and maintain at all times the general appearance of displays in the interior of the Premises which are visible from the exterior, including, but not limited to, advertising matter, signs, merchandise and store fixtures, which shall be maintained in keeping with the character and standards of the Mr. Chow restaurant located in Los Angeles, California.

Section 8.8.                                                           Other Operations

From the full execution date of this Lease and continuing through the Lease Term and Renewal Term, if any, Tenant shall be prohibited from operating another restaurant under the Trade Name of “Mr. Chow” in the Clark County, Nevada (the “Non-Compete Territory”).  After the third (3rd) anniversary of the Rent Commencement Date, Tenant shall have the right to open or operate other retail operations in the Non-Compete Territory, including, without limitation, other restaurant operations under names other than the Trade Name of “Mr. Chow” (for example, Tenant will have the right after the third (3rd) anniversary of the Rent Commencement Date to operate another restaurant under the name “Eurochow” within the Non-Compete Territory).  The provisions of the Section 8.8 shall become null and void and shall be of no further force and effect on the expiration or earlier termination of this Lease for any reason whatsoever.

Section 8.9.                                                           Emissions and Hazardous Materials

Tenant shall not, without the prior written consent of Landlord, knowingly cause or permit any Hazardous Material (hereinafter defined) to be brought or remain upon, kept, used, discharged, leaked, or emitted in or about, or treated at the Premises or the Hotel Complex, except for ordinary and customary types of office and restaurant supplies and cleaning solutions in nominal quantities typically used in the ordinary course of Tenant’s business and customarily used in similar businesses or activities expressly permitted to be undertaken in the Hotel Complex by Landlord provided that Tenant’s use and storage of such products complies with all applicable laws and regulations.  As used in this Lease, “Hazardous Material(s)” shall mean any hazardous, toxic or radioactive substance, material, matter or waste which is or becomes regulated by any federal, state or local law, ordinance, order, rule, regulation, code or any other governmental restriction or requirement, and shall include asbestos, petroleum products and the terms “Hazardous Substance” and “Hazardous Waste” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended 42 U.S.C. § 9601 et seq. (“CERCLA”), and the Resource Conservation and Liability Act, as amended 42 U.S.C. § 9601 et seq. (“RCRA”).  Tenant shall (i) report to any and all applicable governmental authorities any release of reportable quantities of any Hazardous Material(s) as required by any and all federal, state or local laws, ordinances, orders, rules, regulations, codes or any other governmental restrictions or requirements; (ii) within ten (10) days of receipt, send to Landlord a copy of any notice, order, inspection report, or other document issued by any governmental authority relevant to Tenant’s compliance status with environmental or health and safety laws; and (iii) at the termination of this Lease, remediate all Hazardous Materials introduced onto the Premises by Tenant in accordance with applicable law.

In addition to, and in no way limiting Tenant’s obligations as set forth in Section 11.6 of this Lease, should Tenant breach any of its duties and obligations as set forth in this Section 8.9 of this Lease, or if any Hazardous Material(s) introduced on the Premises by Tenant results in contamination of the Premises or the Hotel Complex, Tenant shall indemnify, save harmless and defend Landlord, and its contractors, agents, employees, partners, officers, directors, and mortgagees, if any, from any and all claims, demands, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action, and losses caused by or arising directly out of Tenant’s breach of its obligations under this Section 8.9 or the presence of such Hazardous Materials introduced on the Premises by Tenant.  Without limiting the foregoing, if the presence of any Hazardous Material(s) on or about the Premises or the Hotel Complex caused by Tenant results in any contamination of the Premises or the Hotel Complex, Tenant shall, at its sole expense, promptly take all actions to remediate such contamination as required by applicable law.

Landlord represents and warrants to Tenant that as of the Delivery Date, the Premises are free of any Hazardous Materials.  In addition to, and in no way limiting Landlord’s obligations as set forth in Section 11.6 of this Lease, Landlord shall indemnify, save harmless and defend Tenant, and its contractors, agents, employees, partners, officers, directors, and mortgagees, if any, from any and all claims, demands, damages, expenses, fees, costs, fines, penalties, suits, proceedings, actions, causes of action, and losses caused by or arising directly out of the presence of any Hazardous Materials at or emanating from the Premises and/or the Hotel Complex, which Hazardous Materials were in existence prior to the Delivery Date.  Without limiting the foregoing, if any Hazardous Material(s) exist on or about the Premises or the Hotel Complex as of the Delivery Date, Landlord shall, at its sole expense, promptly take all actions to remediate such contamination as required by applicable law.

Section 8.10.                                                     Sales and Dignified Use

No public or private auction or any fire, “going out of business,” bankruptcy or similar sales or auctions shall be conducted in or from the Premises and the Premises shall not be used in violation of national, state or local laws.

Section 8.11                                                        Gaming Authorities

Tenant acknowledges that Landlord and affiliates of Landlord are businesses that are or may be subject to and exist because of privileged licenses issued by governmental authorities relating to casino gaming (“Gaming Authorities”).  Tenant shall provide information reasonably requested by Landlord’s compliance committee within five (5) business days of Landlord’s written request.  If a corporation, Tenant shall disclose the names of all officers and directors of Tenant, and unless a publicly traded corporation on a national stock exchange, Tenant shall disclose to Landlord all ownership interests in Tenant and all lenders or sources of financing.  If requested to do so by Landlord, Tenant shall obtain any license, qualification, clearance or the like which shall be requested or required of Tenant by any Gaming Authority or any regulatory authority having jurisdiction over Landlord or any affiliate of Landlord.  If Tenant fails to satisfy such requirement or if Landlord or any affiliate of Landlord is directed to cease business with Tenant by any such authority, or Tenant, or any of its officers, directors, employees, agents, designees or representatives, or partner, owner, member, or shareholder, or any lender or financial participant (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) was or is involved in any relationship, either of which could or does jeopardize Landlord’s business, reputation or such licenses, or those of its affiliates, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, then Tenant shall immediately (i) terminate any relationship with the individual or entity which is the source of the problem, or (ii) cease the activity creating the problem. If Tenant does not comply with item (i) or (ii) above, then Landlord (x) may require Tenant to specifically perform such obligation (the parties recognizing that damages or other remedies would be inadequate under the circumstances) or (y) may terminate this Lease without liability to either party; provided, however, if any matter described herein can be appealed or is reasonably susceptible to cure, Tenant shall have a reasonable time within which to make such appeal or effect such cure (but in no event longer than the time available to fully comply with any requirement imposed by any Gaming Authority or any other law) and Landlord shall not have the right to terminate this Lease during such appeal or cure period unless required by the Gaming Authorities.

Section 8.12.                                                     Tenant’s Employees

A.                                   Tenant shall staff the Premises with such number of Tenant’s employees as are reasonably required for the proper and efficient operation thereof.

B.                                     Tenant shall not cause or permit its employees to enter upon those areas of the Hotel Complex which are designated “Employees Only” as the parties acknowledge that for the purpose of this Section 8.12, “Employees” refers to the employees of Landlord and not to the employees of Tenant.  At Landlord’s request, Tenant’s employees shall obtain, at no cost to Tenant, a name badge (“Badge”) from Landlord’s Human Resources Department prior to working at the Premises.  If requested by Landlord in writing, Tenant’s employees shall wear their Badge at all times while in the Hotel

Complex, excluding the Premises unless employees of all other fine dining restaurants in the Hotel Complex are also required to wear their Badge within such fine dining premises.

C.                                     Tenant shall, in its sole discretion, fix the salary rate and provisions of employee benefits of its employees and shall be responsible for all such salaries, employee benefits, social security taxes, federal and state unemployment insurance and any and all similar taxes relating to its employees and for workers’ compensation coverage with respect thereto pursuant to applicable law.  Tenant’s employees shall not be entitled to participate in, or to receive, any of Landlord’s employee benefit or welfare plans, and they shall not be deemed agents of Landlord for purposes of this Lease.

D.                                    Landlord represents and warrants to Tenant that as of the date hereof, the Hotel Complex is not subject to any recognized labor union and that Landlord shall not require Tenant to use any union labor in connection with the operations of Tenant in the Premises.

Section 8.13.                                                     Entertainment Zone

Tenant acknowledges that the Premises is located in an entertainment zone within a casino and that Landlord may, in its discretion, offer or provide, or allow other persons to offer or provide, entertainment in the Hotel Complex outside the Premises, but Landlord agrees to use reasonable efforts to prevent any such entertainment being conducted near the Premises from materially and adversely affecting Tenant’s use of the Premises as allowed herein.

Section 8.14.                                                     Landlord’s Standard of Operations

Landlord shall operate the Hotel Complex under the name “Hard Rock” and in a first-class manner consistent with the operation of the existing Hotel/Casino.  Landlord acknowledges that the continuous operation by Landlord of the Hotel Complex under the “Hard Rock” name and in such first-class manner are material terms to this Lease for Tenant, and that but for such agreement, Tenant would not have entered into this Lease.  As such, Tenant shall have the right to terminate this Lease if the Hotel Complex is no longer operated under the name “Hard Rock” or its operating standard falls below the standard referenced above.  Landlord shall provide Tenant with notice of an anticipated change in the name of the Hotel Complex from “Hard Rock” to another name not later than ninety (90) days of the date on which such change actually occurs.  Tenant shall give Landlord written notice of its election, if any, to terminate this Lease within nine (9) months after Tenant’s receipt of such written notice from Landlord.  In the event the operating standard for the Hotel Complex falls below the standard referenced above, Tenant may deliver a written notice to Landlord of Tenant’s intent to terminate this Lease based upon such failure, and if Landlord fails to raise the Hotel Complex standard to at least the standard referenced above within thirty (30) days following the date of such notice from Tenant, Tenant shall have the right to terminate this Lease upon delivering a termination notice to Landlord at any time after the expiration of such 30-day period.  Landlord represents and warrants to Tenant that Landlord has the legal right to operate the Hotel Complex under the “Hard Rock” name, and Landlord shall indemnify and hold Tenant harmless from and against any claims, losses or damages incurred by Tenant to the extent arising from a breach of such representation and warranty.  All representations and warranties contained herein regarding the use of the “Hard Rock” name or the operation of the Hotel/Casino shall be deemed to be made only by HRH.

ARTICLE IX

MAINTENANCE OF PREMISES

Section 9.1.                                                           Maintenance by Landlord

Landlord shall, at no cost to Tenant, keep or cause to be kept the foundations, roof and structural portions of the Premises, the exterior portions of the Premises within the Common Area of the Hotel Complex, all grease traps and related facilities serving the Premises, all exhaust ducts and make up air fans to the extent located outside of the Premises, all utility systems to the extent located outside of the Premises (regardless of whether such systems exclusively serve the Premises), including, without limitation, the plumbing, electrical, sewer, HVAC and water systems, and all Common Areas of the Hotel Complex in good order, repair and condition; provided that to the extent the need for such repair is attributable to the negligence or misconduct of Tenant, its agents or employees, then subject to the waiver of subrogation provision set forth in Section 11.3 below, Tenant shall reimburse Landlord for the reasonable and actual cost incurred by Landlord with respect to such repairs.  Landlord shall commence required repairs as soon as reasonably practicable after receiving written notice from Tenant thereof (but no later than five (5) days after such notice, or in the event of an emergency, no later than twenty-

four (24) hours after such notice), and diligently pursue such repairs to completion.  Upon Landlord’s failure to make such repairs following such notice and the expiration of such period, Tenant may (if such failure has a material adverse effect on Tenant’s use of the Premises as contemplated herein) upon five (5) days additional notice to Landlord make such repairs on Landlord’s behalf and at Landlord’s expense, and Tenant may deduct the cost of such repairs from its next installments of Percentage Rent until reimbursed in full if Landlord shall fail to reimburse Tenant for such costs within thirty (30) days following Tenant’s written demand therefor. As used herein, “emergency” shall mean any event or condition causing or likely to cause imminent (i) injury or damage to person or property, or (ii) interruption of Tenant’s operations in the Premises.  This Section 9.1 shall not apply in case of damage or destruction by fire or other casualty or condemnation or eminent domain, in which events the obligations of the parties shall be controlled by Article XVI and XVII.

Section 9.2.                                                           Maintenance by Tenant

Tenant shall, at its expense, keep the interior, non-structural portions of the Premises (including all entrances and vestibules), including all partitions, window and window frames and moldings, glass, store fronts, doors, door openers, fixtures, equipment, the exhaust ducts and make up air fans but only to the extent located within the Premises, and the utility systems but only to the extent located within the Premises (including plumbing, electrical, sewer, HVAC and water systems), in good order, condition and repair; provided, however, that to the extent the need for such repair is attributable to the negligence or misconduct of Landlord, its agents or employees, then subject to the waiver of subrogation provision set forth in Section 11.3 below, Landlord shall, at its expense, perform such repairs.  This Section shall not apply in case of damage or destruction by fire or other casualty or condemnation or eminent domain, in which events the obligations of the parties shall be controlled by Article XVI and XVII.

Section 9.3.                                                           Surrender of Premises

At the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises in good and clean condition, reasonable wear and tear and damage by unavoidable casualty excepted, and deliver all keys for, and all combinations on locks, safes and vaults in, the Premises to Landlord at Landlord’s notice address as specified in Section 24.

ARTICLE X

SIGNS, AWNINGS, CANOPIES, FIXTURES, ALTERATIONS

Section 10.1.                                                     Tenant Directories; Advertising

Landlord shall include Tenant on any signs Landlord elects to erect in the Hotel Complex showing the location of all restaurants within the Hotel Complex.  Landlord shall also include promotional materials, including a representative menu, for Tenant’s restaurant in the in-room directories and service guides in the hotel rooms.  Landlord agrees that it will provide, at a minimum, levels and types of exposure for the Premises to its guests as it does for other fine dining restaurants in the Hotel Complex and the Hotel Complex’s promotional and check–in materials, room books, internal signage and other internal marketing materials, web sites, directional signage, dining guides, dining advertisements, Hotel Complex pamphlets, maps, concierge materials, phone “on hold” messaging and Hotel Complex intercom messaging (parking garage, walkways, etc.).  Tenant’s name on all such signs and in such directories shall be no less prominent than that of any other restaurant operator thereon or therein.  Landlord shall also, at no cost to Tenant, prepare promotional videos for the Hotel Complex’s in-room television system, and shall permit Tenant to have a promotional spot on the in–room television systems in the Hotel Complex. Tenant shall not be charged for running such promotional spot.  All promotional materials described herein shall be approved in advance by Tenant, and to the extent Tenant approves any such promotional material, Tenant shall be deemed to have granted Landlord a revocable license to utilize Tenant’s trademarks and service marks in connection with such approved promotional material.  Landlord and Tenant shall cooperate in good faith in preparing the design and content for all such advertising and promotional materials, and Tenant shall, upon Landlord’s request, provide Landlord with information and logos, in a form appropriate for the intended advertising medium (i.e. in-room directories, phone “on hold” messaging, etc.) for Landlord’s use in developing and preparing such advertising and promotional materials.

Section 10.2.                                                     Removal and Restoration by Tenant

Tenant shall make no exterior or structural alterations, changes, additions or improvements without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  All alterations, changes and additions and all improvements, including leasehold improvements, made by Tenant, or made by Landlord on Tenant’s behalf, whether or not paid for wholly or in part by Landlord, shall be leased to Tenant for the Lease Term.  Any alterations, changes, additions and improvements shall immediately, upon the termination of this Lease, no longer be leased to Tenant, be considered part of the Premises, and not be removed at or prior to the end of the Lease Term without Landlord’s written consent.  Tenant shall have the right, without the prior consent of Landlord, to make interior, non-structural alterations, changes, additions and improvements to the Premises.

Section 10.3.                                                     Tenant’s Liens

A.  Tenant acknowledges that Landlord is the Owner of the Hotel Complex and the Premises and that Tenant neither has, nor at anytime hereunder will have, any fee ownership interest in the Hotel Complex or the Premises.  Tenant shall not suffer any mechanics’ or materialmen’s lien to be filed against the Premises or the Hotel Complex by reason of work, labor, services or materials performed or furnished to Tenant or anyone holding any part of the Premises under Tenant.  If any such lien shall at any time be filed as aforesaid, Tenant may contest the same in good faith, but, notwithstanding such contest, Tenant shall, within thirty (30) days after the filing thereof, cause such lien to be released of record by payment, bond, order of a court of competent jurisdiction, or otherwise in a manner satisfactory to Landlord and its mortgagee.  In the event of Tenant’s failure to release of record any such lien within the aforesaid period, Landlord may remove said lien by paying the full amount thereof or by bonding, and Tenant, upon demand, shall pay Landlord the amount so paid out by Landlord in connection with the discharge of said lien, which amount shall be due and payable in full to Landlord as additional rent on the first day of the next following month.  Nothing contained in this Lease shall be construed as a consent on the part of Landlord to subject Landlord’s estate in the Premises to any lien or liability under the lien laws of the State of Nevada.  Tenant’s obligation to observe and perform any of the provisions of this Section 10.3 shall survive the expiration of the Lease Term or the earlier termination of this Lease. Landlord shall have the right to record, post and maintain on the Premises any notices of non-responsibility provided for under applicable law.

B.                                     Tenant shall not create or suffer to be created a security interest or other lien against any improvements, additions or other construction made by Tenant in or to the Premises (other than a purchase money security interest in favor of a lender and relative to Tenant’s trade fixtures, equipment or furniture), and should any security interest be created in breach of the foregoing, Landlord shall be entitled to discharge the same by exercising the rights and remedies afforded it under paragraph A of this section.

Section 10.4.                                                     Signs, Awnings and Canopies

Tenant shall have the right to install signage on the exterior of the Premises, including the right to install its name sign on the exterior façade and all entrances to the Premises, in such locations and of such size and design as shall be permitted by law and as approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord shall not have the right to disapprove the design of any signage which consists of the prototypical or classic “Mr. Chow” signage.  Landlord shall respond to any such signage submittal by Tenant within twenty (20) days after submittal thereof, and Landlord’s failure to respond within such twenty (20) day period shall be deemed Landlord’s consent thereto.  Notwithstanding the foregoing, Landlord acknowledges and agrees that Tenant shall, at a minimum, be entitled to install such exterior signage at levels, sizes and types not less prominent than the exterior signs for other fine dining restaurants in the Hotel Complex.  Tenant shall be entitled to place signs or other advertising material in the interior of the Premises without Landlord’s consent.

ARTICLE XI

INSURANCE

Section 11.1.                                                     By Landlord

Landlord covenants and agrees that from and after the Delivery Date, and during the Term of this Lease, Landlord will carry and maintain, with regard to the Hotel Complex, the following types of insurance, in the amounts specified and in the form hereinafter provided, with insurance companies authorized to do business in the state in which the Premises is located and rated A-/VIII or better in the most current edition of Best’s Insurance Report:

A.                                   Landlord shall keep and maintain in full force and effect commercial general liability insurance in an amount not less than $2,000,000, adjusted annually for inflation, written on a combined single limit per occurrence basis for property damage and personal and bodily injury or death of one or more persons.

B.                                     Landlord shall, at all times, keep and maintain in full force and effect all risk policy(s) of insurance, including coverage for sprinkler damage, vandalism and malicious mischief, covering the roof, demising walls, structural portions and perimeter walls of the Hotel Complex and equipment (excluding Tenant’s personal property, furniture, fixtures, and equipment) in an amount not less than full replacement cost (exclusive of the cost of excavations, foundations and footings) updated from time to time during the Term of this Lease or the amount of such insurance which Landlord’s mortgage lender may require Landlord to maintain, whichever is the greater.

C.                                     Landlord may maintain any of its required insurance under blanket policies of insurance covering the Premises and any other premises of Landlord or companies affiliated with Landlord, provided that the coverage afforded will not be reduced or diminished by reason of the use of such blanket policy of insurance.

Section 11.2.                                                     By Tenant

Tenant covenants and agrees that from and after the Delivery Date, and during the Term of this Lease, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, naming as insureds Tenant, Landlord, Landlord’s lenders (to the extent Landlord notifies Tenant of the identities of such lenders in writing) and other parties with an insurable interest as designated by Landlord, in the amount specified and in the form hereinafter provided for with insurance companies authorized to do business in the state in which the Premises is located and rated A-/VIII or better in the most current edition of Best’s Insurance Report.

A.                                   Tenant shall keep in full force and effect commercial general liability insurance, which shall include broad form property damage liability coverage, extended bodily injury coverage, advertising injury liability coverage, contractual liability coverage and independent contractors coverage, in the amount not less than two million dollars ($2,000,000.00), adjusted annually for inflation, written on a combined single limit per occurrence basis for property damage, personal injury and bodily injury or death of one or more persons.

B.                                     If Tenant sells, serves or furnishes alcoholic beverages in the ordinary course of its business at the Premises, then Tenant shall maintain and keep in full force and effect throughout the Term of this Lease, Liquor Liability Insurance in an amount not less than $1,000,000 written on a combined single limit per occurrence basis.

C.                                     Tenant shall at all times during the Term hereof maintain in full force and effect a policy(s) of all risk insurance including coverage for sprinkler damage, vandalism and malicious mischief, covering all Tenant personal property, including alterations, improvements and betterments to the Premises now existing or to be added, to the extent of their full replacement costs as updated from time to time during the Term of this Lease.  Tenant shall maintain a policy covering such items of personal property that were purchased by Tenant with funds from the Construction Allowance (the “Allowance Policy”), and a separate policy covering all such other items of personal property (the “Non-Allowance Policy”).  Landlord shall be the named loss payee under the Allowance Policy, and Tenant shall be the named loss payee under the Non-Allowance Policy.

D.                                    Tenant may maintain any of its required insurance coverages under blanket policies of insurance covering said Premises and any other premises of Tenant, or companies affiliated with Tenant, provided that the coverage afforded will not be reduced or diminished by reason of the use of such blanket policy.

Section 11.3.                                                     Mutual Waiver of Subrogation Rights

Landlord and Tenant and all parties claiming under them mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard covered or required hereunder to be covered in whole or in part by insurance on the Premises or in connection with property on or activities conducted on the Premises to the extent of such insurance coverage or required coverage, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof to the extent of such insurance coverage or required coverage and evidence such waiver by endorsement to the required insurance policies, provided that such release shall not operate in any case where the effect is to invalidate or increase the cost of such insurance coverage (provided, that in the case of increased cost, the other party shall have the right, within thirty (30) days following written notice, to pay such increased cost, thereby keeping such release and waiver in full force and effect).

Section 11.4.                                                     Indemnification.

A.                                   Subject to Section 11.3 above, and except for Landlord’s negligence and intentional acts and omissions, Tenant covenants and agrees to indemnify and save and hold harmless Landlord, its parent, subsidiaries and affiliates, and their officers, directors, shareholders and employees, from and against any and all claims and demands for damages to persons or property or for loss of life, including but not limited to any and all claims or demands against Tenant and all loss, cost, damages, charges, fines, penalties, causes of action, suits and judgments, including reasonable legal expenses in connection with defending any such action arising from any matter or thing growing out of Tenant’s occupation or use of the Premises and/or in connection with Tenant’s obligations hereunder including, but not limited to, the sale of alcoholic beverages from the Premises.

B.                                     Subject to Section 11.3 above, and except for Tenant’s negligence and intentional acts and omissions, Landlord covenants and agrees to indemnify and save and hold harmless Tenant, its parent, subsidiaries and affiliates, and their officers, directors, shareholders and employees, from and against any and all claims and demands for damages to persons or property or for loss of life, including but not limited to any and all claims or demands against Landlord and all loss, cost, damages, charges, fines, penalties, causes of action, suits and judgments, including reasonable legal expenses in connection with defending any such action arising from any matter or thing concerning or growing out of the occupation or use of any portion of the Hotel Complex prior to the Delivery Date and/or in connection with Landlord’s obligations hereunder, including, but not limited to, the performance of Landlord’s Work

ARTICLE XII

ESTOPPEL CERTIFICATE, ATTORNMENT, SUBORDINATION

Section 12.1.                                                     Estoppel Certificate

Upon the written request of either party (the “Requesting Party”), the other party (the “Responding Party”) shall, within twenty (20) days following the written request of the Requesting Party, deliver a executed written statement certifying: (a) the commencement and termination dates; (b) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writings as shall be stated), (c) that all conditions under this Lease to be performed by the Requesting Party have been satisfied (stating exceptions, if any), (d) that no defenses or offsets against the enforcement of this Lease by the Requesting Party exist (or stating those claimed); (e) as to advance rent, if any, paid by Tenant, (f) the date to which rent has been paid, (g) as to the amount of security deposited with Landlord, and (h) such other factual information as the Requesting Party reasonably requires.  Persons receiving such statements shall be entitled to rely upon them.

Section 12.2.                                                     Subordination

This Lease and the estate of Tenant hereunder shall be subject and subordinate to any ground lease, deed of trust, or mortgage lien which now encumber or which at any time hereafter may encumber the Premises (such ground lease, deed of trust or mortgage lien, and any replacement, renewal, modification, consolidation or extension thereof being hereinafter referred to as an “Encumbrance”).  Any Encumbrance shall be prior and paramount to this Lease and to the right of Tenant hereunder and all persons claiming through and under Tenant, or otherwise, in the Premises.  Tenant’s acknowledgment and agreement of subordination provided for in this Section 12.2 shall be self-operative and no further instrument of subordination shall be required.  However, Tenant, on Tenant’s behalf, and on behalf of all persons claiming through and under Tenant, covenants and agrees that, from time to time at the request of Landlord or the holder of any Encumbrance, Tenant will execute and deliver any necessary or proper instruments or certificates reasonably necessary to acknowledge or confirm the priority of the Encumbrance over this Lease and the subordination of this Lease thereto or to evidence Tenant’s consent to any Encumbrance.  Notwithstanding the foregoing, any holder of an Encumbrance may elect to the extent possible that this Lease shall have priority over such Encumbrance and, upon notification of such election by the holder of such Encumbrance, this Lease shall be deemed to have priority over such Encumbrance, whether this Lease is dated prior to or subsequent to the date of such Encumbrance.  Notwithstanding the foregoing, the subordination of this Lease to any Encumbrance under this Section 12.2 shall only be effective if the holder of such Encumbrance (a “Superior Mortgagee”) executes and delivers to Tenant a non-disturbance agreement, the form of which shall be (a) the Superior Mortgagee’s standard form if the Superior Mortgagee is an institution, or (b) a commercially reasonable form if the Superior Mortgagee is not an institution.  Tenant shall execute and deliver to any Superior Mortgagee any such non-disturbance agreement requested by such Superior Mortgagee within twenty (20) days of such Superior Mortgagee’s request therefor.

Section 12.3.                                                     Attornment

Tenant agrees that if the holder of any Encumbrance or any person claiming under said Encumbrance shall succeed to the interest of Landlord in this Lease, Tenant shall recognize and attorn to said holder as Landlord under the terms of this Lease. Tenant agrees that it will, upon the request of Landlord, execute, acknowledge and deliver any and all instruments necessary or reasonably requested by Landlord or its lender to give effect or notice of such attornment and failure of Tenant to execute any such document or instrument on demand shall constitute a default by Tenant under the terms of this Lease.

ARTICLE XIII

ASSIGNMENT, SUBLETTING AND CONCESSIONS

Section 13.1.                                                     Consent Required

Except as expressly provided in Section 13.2 of this Lease, Tenant shall not mortgage, pledge, encumber, franchise, assign or in any manner transfer this Lease, voluntarily or involuntarily, by operation of law or otherwise, nor sublet all or any part of the Premises for the conduct of any business by any third person or business entity, or for any purpose other than is herein authorized without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed by Landlord.  Landlord shall approve or disapprove any proposed assignment or subletting within twenty (20) days after Tenant’s request for the same.  If Landlord disapproves any proposed assignment or subletting, Landlord shall inform Tenant of the specific reasons for such disapproval upon Tenant’s request.  Any consent by Landlord to any assignment or subletting, or other operation by a concessionaire, or licensee, shall not constitute a waiver of the necessity for such consent under any subsequent assignment or subletting or operation by a concessionaire or licensee.

Section 13.2.                                                     Consent not Required

Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to assign this Lease or sublet the Premises to a parent, subsidiary or other affiliate of Tenant without Landlord’s consent but with notice to Landlord.  As used herein, “affiliate” shall mean a person or entity which controls, is controlled by or is under common control with Tenant. In addition and notwithstanding the foregoing, so long as no default then exists under this Lease, Tenant may assign this Lease, without Landlord’s consent but with notice to Landlord (A) in connection with a merger, consolidation, reorganization, restructuring or sale of Tenant or Tenant’s parent company or of all or substantially all of the assets of Tenant or Tenant’s parent company, or (B) in connection with the sale of Tenant’s restaurant business at the Premises, provided that the following requirements are met: (i) the sale of Tenant’s restaurant business at the Premises is made together with the sale of two (2) or more of Tenant’s or its affiliates’ restaurant businesses at other locations, (ii) the net worth of the purchasing entity is not less than Three Million Dollars ($3,000,000.00) at the time of the proposed transfer, (iii) the purchasing entity has at least three (3) years’ experience in operating other first-class restaurants comparable to that of Tenant’s restaurant operations at the Premises, (iv) the purchasing entity shall have an ongoing obligation to operate the Premises in a first-class manner consistent with the operation of the Premises prior to such transfer throughout the remainder of the Term and (v) the purchasing entity satisfies the requirements of Section 8.11 above.  Any assignee of this Lease shall expressly assume the obligations of Tenant under this Lease.  Furthermore, notwithstanding anything contained in this Lease to the contrary, (a) any sale or issuance of Tenant’s stock in connection with a private or public offering, or (b) any transfer of the outstanding voting stock of Tenant registered under applicable securities laws which are traded on a recognized national securities exchange or over-the-counter shall not require Landlord’s consent, notwithstanding that any such sale, issuance or transfer may result in a change of voting control of Tenant.  Notwithstanding any assignment or subletting pursuant to this Section, Tenant shall remain fully liable on this Lease and for the performance of all terms, covenants and provisions of this Lease.

ARTICLE XIV

PROMOTION OF HOTEL COMPLEX

Tenant shall refer to the Hotel Complex under the name “Hard Rock Hotel and Casino” (the “Hotel Name”), or such other names as Landlord may designate from time to time in writing, in designating the location of the Premises in all newspaper and other advertising of the Premises and in all other references to the location of the Premises.  Tenant acknowledges Landlord’s proprietary rights in and to the Hotel Name and other intellectual property right’s of the “Hard Rock” logo.  In that regard, Landlord shall have the right to prohibit any advertising, promotion or display by Tenant utilizing Landlord’s Hotel Name or logo which, in Landlord’s sole opinion, impairs or would tend to impair the reputation of Landlord.  Prior to utilizing Landlord’s Hotel Name or logo on any advertising by Tenant, Tenant shall submit to Landlord for written approval a tangible specimen of advertising material proposed to be utilized by Tenant.  Landlord shall either approve or disapprove of such usage within twenty (20) days of such submission.  Landlord’s failure to disapprove within such twenty (20) day period shall be deemed approval.  In the event Tenant utilizes the Hotel Name or the “Hard Rock” logo in violation of this paragraph, then Landlord shall have the right to seek an injunction to cease such violation.  The rights granted to Tenant pursuant to this Section 14 shall terminate upon the expiration of the Lease Term or the earlier termination for breach of this Lease or Landlord’s cessation of the use of the Hotel Name or termination of Landlord’s right to use the Hotel Name.  The rights granted herein shall not be assigned or sublicensed to any third party, other than in accordance with the provisions of this Section 14 or to the assignee or sublessee of Tenant’s interest in this Lease pursuant to a permitted assignment or sublease.

ARTICLE XV

DAMAGE AND DESTRUCTION

If the Premises are hereafter damaged or destroyed or rendered partially untenantable for their accustomed use by fire or other casualty insured under the coverage which Landlord is obligated to carry pursuant to Section 11.1 hereof, Landlord shall promptly repair the same to substantially the condition which they were in immediately prior to the happening of such casualty (excluding stock in trade) provided, however, that Landlord shall not be obligated to repair and restore if such casualty is not covered by the insurance which Landlord is obligated to carry pursuant to Section 11.1 hereof, and provided, further, that Landlord shall not be obligated to expend for any repair or restoration an amount in excess of the insurance proceeds recovered therefore, and provided, further, that if the Premises be damaged, destroyed or rendered untenantable for their accustomed uses by fire or other casualty to the extent of more than fifty percent (50%) of the cost to replace the Premises during the last three (3) years of the Lease Term, then either Landlord or Tenant shall have the right to terminate this Lease effective as of the date of such casualty by giving to the other party written notice of such termination within sixty (60) days after the occurrence of such casualty; provided, however, that if Landlord elects to terminate this Lease and Tenant then has any remaining Renewal Terms, Tenant may nullify Landlord’s termination by delivering written notice to Landlord within ten (10) days after receipt of Landlord’s termination notice that Tenant elects to exercise such Renewal Term, in which case this Lease shall continue in full force and effect and Landlord shall repair and restore the Premises as set forth herein.  If this Lease shall terminate, Landlord shall promptly repay to Tenant any rent theretofore paid in advance which was not earned at the date of such casualty.  In each instance that Landlord repairs or restores the Premises after damage or destruction, Landlord shall promptly repair or replace the fixtures, furnishings, furniture, leasehold improvements, carpeting, wall covering, floor covering, drapes, ceiling and equipment to the same condition as they were in immediately prior to the casualty, and if Tenant has closed its store, Tenant shall promptly open for business upon the completion of such repairs.  Should Landlord not repair the Premises to substantially the condition which they were in immediately prior to the casualty, as herein above described, within one hundred eighty (180) days following the date of the casualty, Tenant shall have the right to: (i) terminate this Lease upon written notice to Landlord delivered at any time prior to Landlord’s completion of all such repairs, or (ii) upon written notice to Landlord, complete such repairs on Landlord’s behalf and at Landlord’s expense, and Tenant may deduct the cost of such repairs from its next installments of Rent until reimbursed in full if Landlord shall fail to reimburse Tenant for such costs within thirty (30) days following Tenant’s written demand therefor.

Notwithstanding anything to the contrary set forth herein, in the event all or any portion of the Hotel/Casino and the Hotel/Condominium shall be damaged or destroyed by fire or other cause (notwithstanding that the Premises may be unaffected thereby), to the extent the cost of restoration thereof would exceed thirty percent (30%) of the amount it would have cost to replace the Hotel/Casino and the Hotel/Condominium in its entirety at the time such damage or destruction occurred, then Landlord may terminate this Lease by giving Tenant thirty (30) days prior notice to Landlord’s election to do so, which notice shall be given, if at all, within ninety (90) days following the date of such occurrence.  In the event of the termination of this Lease as aforesaid, this Lease shall cease thirty (30) days after such notice is given, and the rent and other charges hereunder shall be adjusted as of that date.

ARTICLE XVI

EMINENT DOMAIN

Section 16.1.                                                     Condemnation

If ten percent (10%) or more of the floor area of the Premises or fifteen percent (15%) or more of the Hotel/Casino and the Hotel/Condominium shall be acquired or condemned by right of eminent domain for any public or quasi public use or purpose, then either Landlord or Tenant may terminate this Lease by giving notice to the other party of its election.  If the Lease shall not be terminated as aforesaid, then it shall continue in full force and effect, and Landlord shall, at Landlord’s expense, within a reasonable time after possession is physically taken (subject to delays due to shortage of labor, materials or equipment, labor difficulties, breakdown of equipment, government restrictions, fires, other casualties or other causes beyond the reasonable control of Landlord) repair or rebuild what remains of the Premises for Tenant’s occupancy.  To the extent such repairs physically affect the Premises, Landlord shall submit plans and specifications for such repairs to Tenant for Tenant’s prior approval.

Section 16.2.                                                     Damages

Landlord reserves, and Tenant assigns to Landlord, all rights to damages on account of any taking or condemnation or any act of any public or quasi public authority for which damages are payable.  Tenant shall execute such instruments of assignment as Landlord requires, join with Landlord in any action for the recovery of damages, if requested by Landlord, and turn over to Landlord any damages recovered in any proceeding.  If Tenant fails to execute instruments required by Landlord, or undertake such other steps as requested, Landlord shall be deemed the duly authorized irrevocable agent and attorney-in-fact of Tenant to execute such instruments and undertake such steps on behalf of Tenant.  Notwithstanding the foregoing, Landlord does not reserve, and Tenant shall have the right to claim, such compensation as may be separately awarded or allocated by reason of (i) trade fixtures and equipment installed by Tenant at its own cost, and (ii) the cost or loss to which Tenant might be incurred in removing Tenant’s merchandise, fixtures, leasehold improvements and equipment.

ARTICLE XVII

DEFAULT BY TENANT

Section 17.1.                                                     Right to Re-Enter

The following shall be considered for all purposes to be defaults under and breaches of this Lease:  (a) any failure of Tenant to pay any rent or other amount due hereunder within ten (10) days after written notice of such failure; (b) any failure by Tenant to perform or observe any other of the terms, provisions, conditions and covenants of this Lease for more than thirty (30) days after written notice of such failure, excepting such defaults that cannot be cured completely within such thirty (30) day period providing Tenant, within said thirty (30) day period, has promptly commenced to proceed with diligence and in good faith to remedy such default; or (c) the bankruptcy or insolvency of Tenant or the filing by or against Tenant of a petition in bankruptcy or for reorganization or arrangement or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, or Tenant’s assignment for the benefit of creditors.  In the event of a default which is not cured by Tenant within the applicable cure period, Landlord, in addition to all other rights or remedies it may have, shall have the right thereupon or at any time thereafter to terminate this Lease, and shall have the right, after any such termination, to re-enter and take possession of the Premises, remove all persons and property from the Premises, store such property at Tenant’s expense, and sell such property if necessary to satisfy any deficiency in payments by Tenant as required hereunder, all without being deemed guilty of trespass or constructive eviction.  In the event that Tenant fails to pay any rent or other amount due hereunder within ten (10) days after written notice of such failure from Landlord more than three (3) times in any consecutive twelve (12) month period, then, commencing with the fourth (4th) such non-payment by Tenant, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquent amount.

Section 17.2.                                                     Right to Relet

If Landlord re-enters the Premises as above provided, or if it takes possession pursuant to legal proceedings or otherwise, it may either terminate this Lease or it may, from time to time, without terminating this Lease, make such alterations and repairs as it deems advisable to relet the Premises, and relet the Premises or any part thereof for such term or terms (which may extend beyond the Lease Term) and at such rentals and upon such other terms and conditions as Landlord in its sole discretion deems advisable; upon each such reletting all rentals received by Landlord therefrom shall be applied, first, to any indebtedness other than rent due hereunder from Tenant to Landlord; second, to pay any costs and expenses of reletting, including without limitation, brokers and attorneys’ fees and costs of advertising, alterations and repairs; third, to rent due hereunder, and the residue, if any, shall be held by Landlord and applied in payment of future rent as it becomes due hereunder.

If rentals received from such reletting during any month are less than that to be paid during that month by Tenant hereunder, Tenant shall immediately pay any such deficiency to Landlord.  No re-entry or taking possession of the Premises by Landlord shall be construed as an election to terminate this Lease unless a written notice of such termination is given by Landlord.

Notwithstanding any such reletting without termination, Landlord may at any time thereafter terminate this Lease for any prior breach or default.  If Landlord terminates this Lease for any breach, or otherwise takes any action on account of Tenant’s breach or default hereunder, in addition to any other remedies it may have, it may recover from Tenant all damages incurred by reason of such breach or default, including reasonable attorney’s fees at the trial and appellate levels, all costs of retaking the Premises and including the excess, if any, of the total rent and charges reserved in this Lease for the remainder of the Lease Term, all of which shall be immediately due and payable by Tenant to Landlord.

In determining the rent payable by Tenant hereunder subsequent to default, the Percentage Rent for each year of the unexpired portion of the Lease Term shall equal the average Percentage Rent which Tenant was obligated to pay from the commencement of the Lease Term to the time of default, or during the three (3) full calendar years, whichever is shorter.

Section 17.3.                                                     Bankruptcy

A.                                   Assumption of Lease.  In the event Tenant shall become a Debtor under Chapter 7 of the Bankruptcy Code (“Code”) or a petition for reorganization or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 and is transferred to Chapters 11 or 13, the Trustee or Tenant, as Debtor and as Debtor-In-Possession, may not elect to assume this Lease unless, at the time of such assumption, the Trustee or Tenant has:

(i)                                     Cured or provided Landlord “Adequate Assurance” (as defined below) that:

(a)                                  Within ten (10) days from the date of such assumption the Trustee or Tenant will cure all monetary defaults under this Lease and compensate Landlord for any actual pecuniary loss resulting from any existing default, including without limitation, Landlord’s reasonable costs, expenses, accrued interest at twelve percent (12%) per annum, and attorneys’ fees incurred as a result of the default;

(b)                                 Within thirty (30) days from the date of such assumption the Trustee or Tenant will cure all non-monetary defaults under this Lease; and

(c)                                  The assumption will be subject to all of the provisions of this Lease.

(ii)                                  For purposes of this Section 17.6, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding of Tenant, at a minimum “Adequate Assurance” shall mean:

(a)                                  The Trustee or Tenant has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Tenant will have sufficient funds to fulfill the obligations of Tenant under this Lease, and to keep the Premises stocked with merchandise and properly staffed with sufficient employees to conduct a fully operational, actively promoted business in the Premises; and

(b)                                 The Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Tenant shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Trustee or Tenant acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Tenant to cure the monetary and/or non-monetary defaults under this Lease within the time periods set forth above; and

(c)                                  The Trustee or Tenant at the very least shall deposit a sum,  equal to one (1) month’s rent to be held by Landlord (without any allowance for interest thereon) to secure Tenant’s future performance under the Lease.

B.                                     Assignment of Lease.  If the Trustee or Tenant has assumed the Lease pursuant to the provisions of this Section 17.6 for the purpose of assigning Tenant’s interest hereunder to any other person or entity, such interest may be assigned only after the Trustee, Tenant or the proposed assignee have complied with all of the terms, covenants and conditions of Section 13.1 herein, including, without limitation, those with respect to additional rent and the use of the Premises only as permitted in Article VIII herein; Landlord and Tenant acknowledging that such terms, covenants and conditions are commercially reasonable in the context of a bankruptcy proceeding of Tenant.  Any person or entity to which this Lease is assigned pursuant to the provisions of the Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment.  Any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assignment.

C.                                     Adequate Protection.  Upon the filing of a petition by or against Tenant under the Code, Tenant, as Debtor and as Debtor-in-Possession, and any Trustee who may be appointed agree to adequately protect Landlord as follows:

(i)                                     To perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by Order of the Bankruptcy Court; and

(ii)                                  To pay all monetary obligations required under this Lease, including without limitation, the payment of the rent payable hereunder, and such other additional rent charges payable hereunder, which is considered reasonable compensation for the use and occupancy of the Premises; and

(iii)                               Provide Landlord a minimum thirty (30) days prior written notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease or any intent to abandon the Premises, which abandonment shall be deemed a rejection of this Lease; and

(iv).                           To perform to the benefit of Landlord otherwise required under the Code.

The failure of Tenant to comply with the above shall result in an automatic rejection of this Lease.

D.                                    Accumulative Rights.  The rights, remedies and liabilities of Landlord and Tenant set forth in this Section 17.6 shall be in addition to those which may now or hereafter be accorded, or imposed upon, Landlord and Tenant by the Code.

ARTICLE XVIII

DEFAULT BY LANDLORD

Section 18.1.                                                     Default Defined, Notice

Except as expressly set forth herein to the contrary, Landlord shall in no event be charged with default in any of its obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days after written notice to Landlord by Tenant, specifically describing such failure; provided that if the nature of such default is such that it cannot be cured within said thirty (30) -day period, Landlord shall have such additional time as may be reasonably necessary to complete its performance so long as Landlord has proceeded with diligence after receipt of Tenant’s notice to cure such default.  If Landlord defaults in the performance of any of its obligations, covenants and warranties hereunder, then Tenant may, at its option, cure the same on behalf of the Landlord, whereupon the cost of such curing and any out-of-pocket expenses reasonably and necessarily arising as a consequence thereof, shall be due and payable to Tenant from Landlord upon demand therefor by Tenant along with interest at the rate of twelve percent (12%) per annum.  Upon failure of Landlord to so remit to Tenant within thirty (30) days of Landlord’s receipt of such notice, Tenant may deduct such costs from the monthly installments of Percentage Rent next coming due under the Lease until Tenant has been fully reimbursed for such costs.  The foregoing shall not limit or preclude Tenant from exercising any other rights and remedies available at law or in equity.

Section 18.2.                                                     Notice to First Mortgagee

If the holder of the first mortgage covering the Premises shall have given written notice to Tenant of the address to which notices to such holder are to be sent, Tenant shall give such holder written notice simultaneously with any notice given to Landlord of any default of Landlord, and such holder shall have the right to cure any default asserted in said notice within the time provided to Landlord herein.

ARTICLE XIX

NO SECURITY DEPOSIT

Section 19.1.                                                     Security Deposit

There shall be no security deposit, guaranty or other form of security required to be provided by Tenant in connection with this Lease.

ARTICLE XX

ACCESS BY LANDLORD

Section 20.1.                                                     Right of Entry

Landlord and his agents and employees shall have the right to enter the Premises from time to time at reasonable times, upon not less than twenty-four (24) hours prior written notice to Tenant, to examine the same, to post notices as Landlord may deem reasonably necessary or appropriate for protection of Landlord’s interest in the Premises and, during the last six (6) months of the Term, to show the Premises to prospective purchasers.  Landlord and its respective agents and employees shall have the further right to enter the Premises from time to time at reasonable times, upon not less than twenty-four (24) hours prior written notice to Tenant, to make such repairs, alterations, improvements or additions to the Premises or other portions of the Hotel Complex as Landlord reasonably deems necessary; provided, however, that in the event of an emergency, Landlord shall have the right to enter the Premises upon such reasonable notice as is practicable under the circumstances giving rise to such emergency (or if prior notice is not reasonable under such circumstances, Landlord shall notify Tenant of such entry as soon as possible following such entry).  As used herein, “emergency” shall mean any event or condition causing or likely to cause imminent and substantial injury or damage to person or property.

ARTICLE XXI

HOLDING OVER, SUCCESSORS

Section 21.1.                                                     Holding Over

If Tenant holds over or occupies the Premises beyond the Lease Term (it being agreed there shall be no such holding over or occupancy without Landlord’s written consent), with or without Landlord’s written consent, Tenant shall occupy the Premises on a tenancy at sufferance but all other terms and provisions of this Lease shall be applicable to such period.

Section 21.2.                                                     Successors

All rights and liabilities herein given to or imposed upon the respective parties hereto shall bind and inure to the several respective heirs, successors, administrators, executors and assigns of the parties and if either party is more than one (1) person, they shall be bound jointly and severally by this Lease.  Landlord, at any time and from time to time, may make an assignment of its interest in this Lease provided (i) such assignee has the right and authority to obligate and bind the entire Hotel Complex and, (ii) the Hotel Complex will continue to be operated under the Hotel Name and “Hard Rock” tradename.  In the event of such assignment, Landlord and its successors and assigns (other than the assignee of Landlord’s interest in this Lease) shall be released from any and all liability thereafter.

ARTICLE XXII

QUIET ENJOYMENT

Section 22.1.                                                     Landlord’s Covenant

If Tenant pays the rents and other amounts herein provided, observes and performs all the covenants, terms and conditions hereof, Tenant shall peaceably and quietly hold and enjoy the Premises for the Lease Term without interruption by Landlord or any person or persons claiming by, through or under Landlord.

ARTICLE XXIII

BOOKS AND RECORDS

Section 23.1.                                                     Books and Records

Tenant agrees that it will keep complete books and records reflecting Gross Sales.  Said books and records shall include:

A.                                   Dated and time stamped cash register tapes (customer receipt and detail audit) which provide a non-resetable, non-clearing gross sales total and/or consecutively numbered duplicate sales tickets which are to be dated and time stamped.  Documentation of voided sales must be kept with regular sales tickets and tapes and originals of voided tickets must be retained;

B.                                     Daily sales summaries showing sales from the Premises;

C.                                     Monthly sales journals showing breakdown of sales by day; and

D.                                    Bank deposit slips showing deposits of sales.  If deposits are not made on a daily basis, then the number of days’ receipts deposited should be shown on the deposit slip.

Landlord shall have the right to examine such books and records at any reasonable time at Tenant’s corporate office or the Premises.  All such records shall be retained by Tenant for examination by Landlord for a period of eighteen (18) months following the end of the calendar year for which such records apply.  Landlord shall have the right at any time during the one hundred twenty (120) day period following the date Tenant delivers the Yearly Reconciliation to Landlord, to have an audit conducted of Tenant’s books and records by Landlord’s employees or auditors of its choice for such preceding calendar year.  Landlord shall promptly deliver a copy of the results of any such audit to Tenant.  If any audit reveals Gross Sales were understated by more than three percent (3%), the reasonable cost and expense of such audit shall be borne by Tenant, and any additional Percentage Rent found due and owing as a result of said audit shall be immediately paid by Tenant to Landlord upon demand, together with interest at the rate of twelve percent (12%) per annum on such amount due from the date such amount should have been paid by Tenant.  If the examination discloses that Tenant has overreported Gross Revenue and that, as a result of said overreporting, Tenant has overpaid Percentage Rent, Landlord shall give Tenant credit against the next due installment of rent due and owing by Tenant for the overpaid Percentage Rent (or, if at the end of the Term, Landlord shall pay such amount to Tenant within thirty (30) days after Tenant has delivered its certified statement of Gross Revenues to Landlord).

ARTICLE XXIV

MISCELLANEOUS

Section 24.1.                                                     Waiver

No waiver by Landlord or Tenant of any breach of any term, covenant or condition hereof shall be deemed a waiver of the same or any subsequent breach of the same or any other term, covenant or condition.  The acceptance of rent by Landlord shall not be deemed a waiver of any earlier breach by Tenant of any term, covenant or condition hereof, regardless of Landlord’s knowledge of such breach when such rent is accepted.  No covenant, term or condition of this Lease shall be deemed waived by Landlord or Tenant unless waived in writing.

Section 24.2.                                                     Accord and Satisfaction

Landlord is entitled to accept, receive and cash or deposit any payment made by Tenant for any reason or purpose or in any amount whatsoever, and apply the same at Landlord’s option to any obligation of Tenant and the same shall not constitute payment of any amount owed except that to which Landlord has applied the same.  No endorsement or statement or any check or letter of Tenant shall be deemed an accord and satisfaction or otherwise recognized for any purpose whatsoever.  The acceptance of any such check or payment shall be without prejudice to Landlord’s right to recover any and all amounts owed by Tenant hereunder and Landlord’s right to pursue any other available remedy.

Section 24.3.                                                     Entire Agreement

There are no representations, covenants, warranties, promises, agreements, conditions or undertakings, oral or written, between Landlord and Tenant other than herein set forth.  Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless in writing, signed by them and approved by Landlord’s mortgagee.

Section 24.4.                                                     No Partnership

Landlord does not, in any way or for any purpose, become a partner, employer, principal, master, agent or joint venturer or of with Tenant.

Section 24.5.                                                     Force Majeure

If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under this Lease, the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

Section 24.6.                                                     Submission of Lease

Submission of this Lease to Tenant does not constitute an offer to lease; this Lease shall become effective only upon execution and delivery thereof by Landlord and Tenant.  The effective day of this Lease shall be the date filled in on Page 1 hereof by Landlord, which shall be the date of execution by the last of the parties to execute the Lease.

Section 24.7.                                                     Notices

All notices from Tenant to Landlord required or permitted by any provision of this Agreement shall be directed to Landlord as follows:

Notice to PM Realty:

Mr. Peter Morton, President

PM Realty, LLC

510 North Robertson Boulevard

Los Angeles, California  90048

(310) 652-8747 – Telecopier

Notice to HRH:

Kevin Kelley, President

Hard Rock Hotel, Inc.

4455 Paradise Road

Las Vegas, Nevada  89109

(702) 693-5557 – Telecopier

in each case with a copy to:

Kathryn Graitge Noall, Esq.

Gordon and Silver, Ltd.

3960 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada  89109

(702) 369-2666 - Telecopier

All notices from Landlord to Tenant required or permitted hereunder shall be directed as follows:

Mr. Michael Chow

President

Mr. Chow of Las Vegas, LLC

9538 Brighton Way

Suite 316

Beverly Hills, California 90210

(310) 385-8345 - Telecopier

with a copy to:

Steven G. Wolff, Esq.

Rosenfeld, Wolff, Aronson & Klein

1901 Avenue of the Stars, Suite 500

Los Angeles, California 90067

(310) 556-0401 - Telecopier

All notices to be given hereunder by any person shall be written and sent by registered or certified mail, return receipt requested, postage pre-paid or by an express mail delivery service, addressed to the person, intended to be notified at the address set forth above.  Any person may, at any time, or from time to time, notify the other persons named herein in writing of a substitute address for that above set forth, and thereafter notices shall be directed to such substitute address.  Notice given as aforesaid shall be sufficient service thereof and shall be deemed given as of the date received, as evidenced by the return receipt of the registered or certified mail or the express mail delivery receipt, as the case may be.

Section 24.8.                                                     Captions and Section Numbers

This Lease shall be construed without reference to titles of Articles and Sections, which are inserted only for convenience of reference.

Section 24.9.                                                     Number and Gender

The use herein of a singular term shall include the plural and use of the masculine, feminine or neuter genders shall include all others.

Section 24.10.                                               Representation by Corporate Tenant

If Tenant is or will be a corporation, the persons executing this Lease on behalf of Tenant hereby covenant and warrant that Tenant is a duly qualified corporation authorized to do business in the State of Nevada, that all franchise and corporate taxes have been paid to date and all future forms, reports, fees and other documents necessary to comply with applicable laws will be filed when due, and the person signing this Lease on behalf of the corporation is an officer of Tenant, and is duly authorized to sign and execute this Lease.

Section 24.11.                                               Landlord’s Limitation of Liability

Anything to the contrary herein contained, notwithstanding, there shall be absolutely no personal liability on persons, firms or entities who constitute Landlord with respect to any of the terms, covenants, conditions and provisions of this Lease, and Tenant shall, subject to the rights of any first mortgagee, look solely to the interest of Landlord, its successors and assigns, in the Hotel Complex for the satisfaction of each and every remedy of Tenant in the event of default by Landlord hereunder; such exculpation of personal liability is absolute and without any exception whatsoever.

Section 24.12.                                               Broker’s Commission

Each party represents and warrants that it has caused or incurred no claims for brokerage commissions or finder’s fees in connection with the execution of this Lease, and each party shall indemnify and hold the other harmless against and from all liabilities arising from any such claims caused or incurred by it (including without limitation, the cost of attorney’s fees in connection therewith).

Section 24.13.                                               Partial Invalidity

If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

Section 24.14.                                               Applicable Law

This Lease shall be construed under the laws of the State of Nevada.  Landlord and Tenant hereby acknowledge that the courts situated in Clark County, Nevada shall have exclusive jurisdiction over any action in connection with this Lease.  In the event any action is commenced in connection with this Lease, the prevailing party thereto shall be entitled to recover its costs and expenses (including reasonable attorneys’ fees) of such action.

Section 24.15.                                               Definition of Days

Except as otherwise expressly provided herein, the term day shall mean a single calendar day, whether or not a working or business day.

Section 24.16.                                               Recordation of Lease

This Lease shall not be recorded without the prior written consent of Landlord, except that a memorandum of lease in the form attached hereto as Exhibit “E” shall be executed and delivered by the parties concurrently with the execution of this Lease and may be placed of record by either party.

Section 24.17.                                               Hotel Rooms Provided by Landlord

A.                                   Landlord shall provide to Tenant, at no charge to Tenant, for use by Tenant’s principals, Michael Chow and Eva Chow, bedroom suite accommodations at the Hotel Complex for a maximum of fifty (50) room nights during any Lease Year throughout the Term of this Lease when such parties are in Las Vegas, Nevada on business related to the Hotel Complex or the Premises.  Landlord shall further provide to Tenant, at no charge to Tenant, a reasonable number of bedroom suite accommodations at the Hotel Complex during the period prior to the opening date of the Premises and continuing until sixty (60) days immediately following the initial opening of the Premises, as may be required by Michael Chow and Eva Chow to coordinate the initial opening of the restaurant (up to a maximum of an additional one hundred (100) total room nights).

B.                                     Landlord shall provide to Tenant, at no charge to Tenant, for use by Tenant’s executives, employees and consultants, room accommodations at the Hotel Complex for a maximum of fifty (50) room nights during any Lease Year throughout the Term of this Lease when such parties are in Las Vegas, Nevada on business related to the Hotel Complex or the Premises.  Landlord shall further provide to Tenant, at no charge to Tenant, a reasonable number of room accommodations at the Hotel Complex during the period prior to the opening date of the Premises and continuing until sixty (60) days immediately following the initial opening of the Premises, as may be required by Tenant’s executives, employees and consultants to coordinate the initial opening of the restaurant (up to a maximum of an additional fifty (50) total room nights).  All room accommodations for Tenant’s executives shall be deluxe accommodations, and all room accommodations for Tenant’s employees and consultants shall be standard room accommodations.

C.                                     In the event Tenant requests accommodations at the Hotel Complex in excess of the maximum room nights specified in Subparagraphs A and B above, then Landlord shall provide such requested accommodations to Tenant at the prevailing most favorable “player” or “casino” rates applicable to the class of such requested accommodations.

D.                                    Tenant shall designate a representative of Tenant to coordinate with Landlord the provision of room accommodations by Landlord under this Section.  Notwithstanding any other provision hereof, Landlord shall not be required to provide room accommodations to any Tenant employee, consultant or principal of whom Landlord has not been notified by such representative of Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Lease as of the day and year first above written.

Landlord:	Tenant:

PM Realty, LLC,	Mr. Chow of Las Vegas, LLC
a Nevada limited liability company	a Nevada limited liability company

By:	By:

Name:	Name:

Its:	Its:

Hard Rock Hotel, Inc.
a Nevada corporation

By:

Name:

Its:

EXHIBIT “A-1”

Description of Development Property

(To Be Attached)

EXHIBIT “A-2”

Description of Hotel/Casino Parcel

(To Be Attached)

EXHIBIT “B”

Site Plan of Development

[Depict:

The Condominiums

The Hotel Condominiums

The Retail/Restaurant Space

The Phase I Hotel Condominium

The Phase I Condominium]

EXHIBIT “B-1”

Site Plan of Premises

[Depict:

Premises

Tenant’s Terrace Area]

(To Be Attached)

EXHIBIT “C”

Work Letter

I.                                         LANDLORD’S WORK.   The following work is to be performed exclusively by Landlord at Landlord’s sole expense (collectively, “Landlord’s Work”):

A.                                   Structure.  Landlord shall design and construct the building in which the Premises are located.  Said building shall be constructed in accordance with local and state building codes.   Landlord shall provide the structural framing, columns, beams, roof deck, and exterior walls of the Premises, all of which shall be constructed of non-combustible framing in accordance with local and state building codes.  Landlord to provide full height demising studs from floor to deck for demising walls within the Premises (and Tenant shall install such demising studs for such demising walls within the Premises).  Landlord to provide and install full height demising studs from floor to deck for all perimeter and exterior walls of the Premises.

B.                                     Roof.  Landlord to provide roof, consisting of a weather-resistant layer, thermal insulation and all structural components thereof.  Any and all roof top screening required by local or governing authorities shall be the Landlord’s responsibility.

C.                                     Partitions.  Landlord shall provide interior demising partitions and perimeter demising partitions.  The demising partitions shall include drywall which shall be sanded, taped and ready to receive paint; provided, however, that the partition between the Premises and the view of the New Pool shall consist of glass windows/doors, which glass windows shall consist of not less than fifty (50) linear feet.

D.                                    Floor.  Landlord shall provide reinforced concrete floor slab throughout all portions of the Premises, and such floor slab shall have a smooth finish.   Landlord shall provide a 20 feet diameter x 2 feet deep clear pit for a revolving stage to be installed by Tenant, and the floor slab must be able to house approximately 24 light fixtures of 8 ½” deep x 5” diameter. The precise locations of the pit and the light fixtures to be called out and directed by Tenant, provided that the location of the pit shall not adversely affect the structural integrity of the Restaurant Building.  Tenant shall be responsible for the installation of Tenant’s floor finishes.

E.                                      Sewer.  Landlord shall provide a 4” (or larger if required by applicable building codes) sanitary sewer connection stubbed to the Premises at a location and depth as and where directed by Tenant.  Landlord shall also provide one (1) 4” (or larger if required by applicable building codes) grease waste stubbed to the Premises as and where directed by Tenant.  This work shall include a grease trap for grease storage appropriately sized as and where required by local governing authorities.  All sanitary and waste lines shall have inverts sufficiently low to preclude the use of sump pumps and/or sewage lifts or ejectors.  Landlord shall provide minimum of 3” plumbing vent pipes within Tenant’s Premises.

F.                                      Sprinklers. Landlord shall supply a connection point to Landlord’s main sprinkler system together with an interior hydraulically calculated system with fire protection mains and breakers within the Premises as and where directed by Tenant.

G.                                     Electrical.  Landlord shall provide electrical power sufficient for Tenant’s needs, three phase master electric service stubbed to the Premises as and where directed by Tenant, together with any transformers to the extent required to step down voltage.

H.                                    HVAC. Landlord shall design and install a HVAC system providing not less than one (1) ton of air-conditioning per 150 square feet of the Premises, inclusive of the kitchen.  Landlord shall provide all distribution (return and supply) ducting for such HVAC system to the Premises.  Such system shall minimally be capable of supplying the kitchen make-up air, kitchen bar, and four (4) dining room zones for a total of six (6) zones.

I.                                         Exhaust.  Landlord shall provide (i) shaft and all ductwork for kitchen exhaust at a minimum of 12,000 CFM (cubic feet per minute) (including all code required access and clean-outs and fire ratings), (ii) shaft and ductwork for dishwasher and kettle exhaust at a minimum of 1,000 CFM (including all code required access and clean-outs), (iii) toilet exhaust providing a minimum of 1,000 CF M stubbed to the Premises, (iv) make-up air stubbed to the Premises providing a minimum of 10,000CFM of outside air at a minimum temperature of 75 degrees Fahrenheit and a maximum humidity of 60% RH, and (v) flue(s) and combustion air for 30,000 BTU input gas fired hot water heater(s) stubbed to the Premises (including all required fire shafts).  All shafts and ductwork shall be stubbed to the Premises and run to and through the roof.  All shafts shall include fire dampers and fire protection if and as required by local governing authorities.  Exhaust work shall include fan exhaust assemblies appropriately sized, as determined by Tenant’s engineers, for the required exhaust set forth in this paragraph and any and all fitters, scrubbers or other exhaust filtration or cleaning systems required by applicable codes or requested by Landlord or other occupants or owners of the Hotel Complex.

J.                                        Fire Protection.  Landlord to provide a 2” fire/life safety conduit from the main fire/life safety system stubbed to the Premises as and where directed by Tenant.  Landlord to provide any and all required fire hydrants, Siamese valves and/or enunciator-type shut-off valves.

K.                                    Gas.  Landlord to provide a 4,000 MBTU gas connection stubbed to the Premises as and where directed by Tenant.

L.                                      Water.  Landlord to provide domestic water stubbed to the Premises as and where directed by Tenant with minimally sized water service at 2” with sufficient pressure to preclude the use of booster pumps.  Minimum capacity shall be no less than 50 PSI and 200 GPM.

M.                                 Communication Services.  Landlord to provide two 1” television conduits from the main television panel brought to the Premises at a location as and where directed by Tenant.  Landlord to further provide three (3) 1 ½” rigid PVC conduits not to exceed 3 turns and maximum 60 degree sweep, and one (1) 2” rigid PVC pipe, and a 1 ½” rigid PVC telephone conduit from the main telephone panel stubbed to the Premises as and where directed by Tenant, with a minimum capacity for 10 telephone and data lines.

N.                                    Common Area.  Landlord to construct all exterior improvements and systems (including all utility systems), Common Areas, buildings and structures in the Development required for the use and operation of the Premises by Tenant.

O.                                    Storefront.  N/A

P.                                      Separate Utilities.  Landlord to install separate meters or submeters for all utilities to the Premises, including water, gas, telephone, electricity, sewer and HVAC, except to the extent the applicable utility company does not permit the installation of separate meters or submeters to the Premises.  Landlord shall also provide separate shut off valves for all such utilities within the Premises.

Q.                                    Miscellaneous.  Landlord to provide any code required smoke evacuation control system requirements for the building in which Tenant’s restaurant will be located.  If Landlord’s building will have a chilled water system to service the building in which Tenant’s restaurant will be located, the same shall be made available for use for Tenant’s kitchen refrigeration units including walk-in refrigerator.

II.                                     STANDARDS FOR LANDLORD’S WORK.  Landlord shall construct the Landlord’s Work in a first-class and good and workerlike manner, using new materials, and in compliance with all applicable laws.  Landlord shall, at Landlord’s expense, procure all building and other permits and approvals necessary for performing Landlord’s Work.

III.                                 TENANT’S WORK.  Except as otherwise specified as included in Landlord’s Work as set forth above or in the Lease, “Tenant’s Work” shall consist of all other work to be done in the interior of the Premises pursuant to Tenant’s Plans.  Tenant’s Work shall not include the work to the shell and core of the Premises, which are to be provided by Landlord as part of Landlord’s Work.  Except as to the Tenant’s Plans which are to be approved by Landlord pursuant to the terms of the Lease, Tenant shall have the right to construct the restaurant and other improvements within the Premises as Tenant may elect in its sole discretion as may be necessary or desirable to Tenant for Tenant’s business at the Premises.  Landlord may impose covenants, conditions and restrictions (“CC&Rs”) and reasonable rules and regulations relating to Tenant’s Work (provided that no such CC&Rs or rules and regulations shall dictate any aspects of Tenant’s interior aesthetics or design) to the extent necessary to prevent the unreasonable interference with the use of the adjoining premises by other tenants and occupants of the Hotel Complex, including CC&Rs and rules and regulations designed to prevent unreasonable noise or vibrations from emanating from the Premises; provided, however, that (i) such CC&Rs shall not require Tenant to pay premium off-hours rates or overtime in order to cause the completion of Tenant’s Work, and (ii) such CC&Rs and rules and regulations shall be non-discriminatory and shall not be applied against Tenant in a discriminatory manner.  During the performance of Tenant’s Work, Tenant shall remove trash and debris from the Premises as is reasonable under the circumstances and deposit the same in trash receptacles to be provided by Landlord (at no cost to Tenant) in a location mutually agreed to between Landlord and Tenant, and Landlord shall cause such receptacles to be emptied and trash removed.  The Tenant’s Work shall be performed by licensed contractors selected by Tenant, and constructed in a first-class and good and workerlike manner, using new materials, and in compliance with all applicable laws.

EXHIBIT “D”

Exclusive Use Rights

Nobu - Landlord shall not allow another tenant of the Resort to operate a restaurant with a menu consisting primarily of Japanese cuisine during the Lease Term.

EXHIBIT “E”

Memorandum Of Lease

MEMORANDUM OF LEASE

This Memorandum of Lease is dated the       day of                         , 200    and is by and between PM Realty LLC, a Nevada limited liability company and Hard Rock Hotel, Inc., a Nevada corporation (collectively, “Landlord”) and Mr. Chow of Las Vegas, LLC, a Nevada limited liability company (“Tenant”).

WITNESSETH

WHEREAS, on the 24th day of December, 2004, Landlord and Tenant entered into a Lease (the “Lease”) for certain Premises situated in the City of Las Vegas, State of Nevada, as more particularly set forth in the Lease and which Premises comprise a portion of the land described on Exhibit “A” attached hereto and made a part hereof as if fully rewritten herein; and

WHEREAS, the parties are desirous of placing their interests therein as a matter of record.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and the parties intending to be legally bound thereby, the parties hereto hereby agree as follows:

1.                                       The term of the Lease is ten (10) years commencing on the Commencement Date, as defined in the Lease, and terminating on the anniversary of the Commencement Date ten (10) years thereafter.

2.                                       Tenant has the right and option to renew the Lease for two (2) additional period(s) of five (5) years each upon the terms, covenants and conditions set forth therein.

3.                                       Pursuant to the terms of the Lease, Landlord grants to Tenant (and to its business invitees, employees and customers), the nonexclusive right to use the Common Areas, as defined in the Lease.

IN WITNESS WHEREOF, the parties have executed this Memorandum of Lease the day and year first above written.

Landlord:

PM Realty LLC, a Nevada limited liability company

By:

Name:

Title:

Hard Rock Hotel, Inc., a Nevada corporation By: Name:

By:

Name:

Witness	Title:

Tenant:

Mr. Chow of Las Vegas, LLC, a Nevada limited liability company

By:

Name:

Title:
Witness

2

STATE OF

COUNTY OF

BEFORE ME personally appeared                                                        to me well known and known to me to be the person(s) described therein and who executed the foregoing instrument, and acknowledged to and before me that (he) (she) (they) executed said instrument for the purposes therein expressed.

WITNESS my hand and official seal, this         day of                                         , 200   .

Notary Public, State of

Commission Expiration and Seal

STATE OF

COUNTY OF

BEFORE ME personally appeared                                                            to me well known and known to me to be the person(s) described therein and who executed the foregoing instrument, and acknowledged to and before me that (he) (she) (they) executed said instrument for the purposes therein expressed.

WITNESS my hand and official seal, this         day of                           , 200   .

Notary Public, State of

Commission Expiration and Seal

3

STATE OF

COUNTY OF

BEFORE ME personally appeared                                                         to me well known and known to me to be the person(s) described therein and who executed the foregoing instrument, and acknowledged to and before me that (he) (she) (they) executed said instrument for the purposes therein expressed.

WITNESS my hand and official seal, this        day of                                 , 200   .

Notary Public, State of

Commission Expiration and Seal

4